March 6, 2013

VIA EDGAR

H. Roger Schwall

Division of Corporate Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7010

Re:	Pinnacle Foods Inc.

Amendment No. 1 to Registration Statement on Form S-1

Filed February 1, 2013

File No. 333-185565

Dear Mr. Schwall:

On behalf of Pinnacle Foods Inc. (the “Company”), we are writing to respond to the comments set forth in the comment letter of the staff of the Securities and Exchange Commission (the “Staff”) dated February 19, 2013 (the “Comment Letter”), relating to the above-referenced Amendment No. 1 to Registration Statement on Form S-1 filed on February 1, 2013 (as amended, the “Registration Statement”). In addition, on behalf of the Company, we hereby transmit via EDGAR for filing with the Securities and Exchange Commission, Pre-Effective Amendment No. 2 (“Amendment No. 2”) to the Registration Statement. The Registration Statement has been revised in response to the Staff’s comments and generally updates other information, including financial information as of and for the Company’s fiscal year ended December 30, 2012.

Set forth below are our responses to the Staff’s comments as set forth in the Comment Letter. To assist your review, we have retyped the text of the Staff’s comments in italics below. The responses and information described below are based upon information provided to us by the Company. Page references below refer to the pages of Amendment No. 2.

Amendment No. 1 to Registration Statement on Form S-1

General

1.	We note your response to comment four from our letter to you dated January 17, 2013. In that regard, Annex A to your response appears to be an excerpt from an unspecified report or presentation. Please provide us on a supplemental basis with a complete copy of the document, or at a minimum with the cover page(s) and all related portions of the report so that the source of the document and the preparer’s methodologies are made clear. In addition, in your letter of response, please clarify the following items:

Securities and Exchange Commission

March 6, 2013

The Company notes that as part of the update for the fiscal year ended December 30, 2012, Amendment No. 2 has been updated to reflect the latest data the Company has received from Symphony IRI Group, Inc. (“SIG”) for the 52-week period ended December 30, 2012. Attached hereto as Annex A is both the summary support information for this 52-week 2012 data, as well as the full report provided by SIG to the Company.

•

It appears that the SIG InfoScan data you rely on does not include sales for Wal-Mart, which constituted one quarter of your net sales in each of the last three years. Please explain how this impacted the analyses and what adjustments the report issuer made as a result of this Market Data.

The Company advises the Staff that the SIG data including Wal-Mart was not available until the second half of fiscal 2012. As disclosed on p. ii of the Registration Statement, the Company intends to report its market share and rankings based on this expanded data beginning in fiscal 2013. Given that such information was not available until the second half of the fiscal year, the Company’s management did not have sufficient time in fiscal 2012 to update its internal analytical tools to utilize such data in forecasting and analyzing the business. The Company advises the Staff that the utilization of the SIG data for fiscal 2012, including Wal-Mart, does not result in a decline in the Company’s market position among branded manufacturers in any of the 12 key categories disclosed in the Registration Statement. Further, using the expanded data actually improves the Company’s market position among branded manufacturers in the table syrups category and the Company would continue to hold the #1 or #2 market position in 10 of its 12 key categories, which is consistent with the SIG data excluding Wal-Mart. Thus, the Company believes that the inclusion of the SIG data excluding Wal-Mart is appropriate to provide investors with an understanding of the Company’s market share while also reflecting the data utilized by the Company’s management to evaluate and forecast the Company’s business performance during fiscal 2012. Attached hereto as Annex B is the SIG data for the 52-week period ended December 30, 2012 including Wal-Mart.

•	The column heading on page one of Annex A suggests that the source of the information may be Pinnacle’s own databases. If true, please explain why this information would be considered independent.

The Company notes that the heading “Pinnacle Databases” is part of the format utilized by SIG. These databases are selected by SIG based on the category definitions provided by the Company but the information is derived from SIG’s databases.

Securities and Exchange Commission

March 6, 2013

•	Please explain what the PL and IRI Market Share entries represent, discuss the reasons for the differences between the two, and state why your prospectus references only IRI Market Share.

The Company notes that “PL” refers to private label market share and “IRI Market Share” refers to the Company’s share of the market which includes private label brands. The Company has added a footnote to the category rank figures on pages 2 and 73-74 of the Registration Statement to indicate that the category rank data reflects the Company’s position among all branded manufacturers excluding private label, which is customarily how such metric is used in the industry.

•	The column heading “Branded MFG Market Position” contains an asterisk, which suggests the existence of a footnote, although none was included in the materials provided to the staff.

The asterisk included in the column labeled “Branded MFG Market Position” in the SIG data previously provided to the Staff was intended to correspond to the footnote described in response to the comment above. This footnote is included in the updated SIG data for the 52 weeks ended December 30, 2012 attached hereto as Annex A.

•	The data on page two of Annex A appears to be for the 52 weeks ending 12/25/11, rather than the 39-week period ended September 23, 2012, as the disclosure on page ii of your prospectus suggests.

The Company notes that the SIG statistic relating to market penetration is a 52 week statistic. As reflected in Annex A attached hereto, the 2012 data provided by SIG for household penetration is for the 52 weeks ended December 23, 2012 and not the 52-weeks ended December 30, 2012. Therefore, the Company has revised the disclosure on p. ii of the Registration Statement to make clear that all industry data in the prospectus other than household penetration data is for the 52-week period ended December 30, 2012.

                 We are grateful for your assistance in this matter. Please do not hesitate to call me at (212) 455-2812 with any questions or further comments you may have regarding this letter or if you wish to discuss our responses to the Comment Letter.

Very truly yours,

/s/ Richard A. Fenyes, Esq.
Richard A. Fenyes, Esq.

cc: John Lucas

Annex A

Symphony IRI Group, Inc. data for the 52-week period ended December 30, 2012 excluding Wal-Mart

A. Share Summary

Pinnacle Performance Summary

	PINNACLE DATABASES
	52-week end 12/30/12
TOTAL US FOOD	Category Size ($MM)	Branded MFG Market Position*	IRI Market Share	Private Label Market Share
Leadership Brands
Frozen Vegetables	$2,278	#1	27.2	38.4
Shelf-Stable Pickles	$511	#1	31.3	28.3
Frozen Complete Bagged Meals	$554	#2	25.1	3.2
Cake/Brownie Mixes & Frostings	$891	#2	25.8	4.7
Frozen Prepared Seafood	$598	#2	18.8	10.1
Table Syrups	$463	#2	17.6	30.6

Foundation Brands
Frozen and Refrigerated Bagels	$91	#1	45.7	21.8
Pie/Pastry Fruit Filling	$111	#1	36.0	31.9
Canned Meat	$568	#2	18.5	6.9
Total Pancake/Waffles/French Toast	$798	#2	8.5	17.9
Single-Serve Frozen Dinners & Entrees (Full Cal)	$1,750	#3	8.5	3.2
Frozen Pizza-for-One (ex. French Bread)	$636	#4	11.3	12.1

*	Represents Pinnacle market share among branded manufacturers

SOURCE: IRI InfoScan Total US Food, 52-weeks ending Dec 30, 2012, IRI Custom Pinnacle Databases

B. Manufacturer Rank

Manufacturer Market Share Position Rankings

Total US Food

Full Year 2012

LEADERSHIP BRANDS

	Dollar Share	MFR RANK
CATEGORY—FROZEN VEGETABLES	100.0
TOTAL BIRDS EYE FZ VEG	27.2	1
TOTAL GREEN GIANT FZ VEG	16.8
TOTAL PICSWEET FZ VEG	7.3
TOTAL PRIVATE LABEL FZ VEG	38.4
All Other Fz Veg	10.4

TTL SS PICKLES	100.0
PINNACLE SS PICKLES	31.3	1
MT OLIVE SS PICKLES	23.6
PRIVATE LABEL SS PICKLES	28.3
All Other SS Pickles	16.7

FZ COMPLETE BAGGED MEALS	100.0
PINNACLE MS BAG	25.1	2
CONAGRA (incl. Bertolli/PFChang)	41.0
NESTLE MS BAG	9.8
GENERAL MILLS MS BAG	6.4
PRIVATE LABEL MS BAG	3.2
All Other Fz CBM	14.6

CAKE/BROWNIE MIXES & FROSTING	100.0
PINNACLE	25.8	2
GENERAL MILLS	35.4
JM SMUCKER	22.8
PRIVATE LABEL	4.7
All Other Cake/Brownie & Frosting	11.3

CATEGORY—FROZEN PREPARED SEAFOOD	100.0
TOTAL PINNACLE SEAFOOD	18.8	2
GORTONS	39.9
SEAPAK	10.1
PRIVATE LABEL	10.1
All Other Fz Seafood	21.1

CATEGORY—BREAKFAST SYRUP	100.0
PINNACLE FOODS P/W SYRUP	17.6	2
QUAKER OATS P/W SYRUP	20.0
J M SMUCKER CO P/W SYRUP	6.7
TOTAL PRIVATE LABEL SYRUP	30.6
All Other Syrup	25.1

FOUNDATION BRANDS

	Dollar Share	MFR RANK
FROZEN + REFRIGERATED BAGELS	100.0
PINNACLE	45.7	1
CRYSTAL FARMS	20.3
PRIVATE LABEL	21.8
All Other Fz + Rfg Bagels	12.2

PIE/PASTRY FILLING FRUIT	100.0
PINNACLE FOODS GROUP FRUIT	36.0	1
KNOUSE FOODS INC FRUIT	17.2
PRIVATE LABEL FRUIT	31.9
All Other Pie/Pastry Fruit	14.9
CANNED MEAT	100.0
PINNACLE	18.5	2
HORMEL	43.7
CONAGRA	18.3
PRIVATE LABEL	6.9
All Other Canned Meat Core	12.5

PANCAKES/WAFFLES/FRENCH TOAST	100.0
TOTAL AJ GRAIN	8.5	2
TOTAL KELLOGGS GRAIN	61.9
TOTAL VANS GRAIN	3.8
TOTAL PRIVATE LABEL GRAIN	17.9
All Other Fz P/W/FT	7.9

SS FZ DINNERS & ENTREES (FULL CAL)	100.0
PINNACLE SS FULL CAL	8.5	3
CON AGRA SS FULL CAL	32.9
NESTLE SS FULL CAL	25.5
LUIGINOS SS FULL CAL	7.3
AMYS KITCHEN INC SS FULL CAL	6.2
OVERHILL FARMS INC SS FULL CAL	3.2
All Other SS Fz Dinners/Entrees	16.3

FROZEN PIZZA-FOR-ONE (ex FRENCH BRD)	100.0
PINNACLE FOODS GROUP LLC PFO FC ex FB	11.3	4
GENERAL MILLS PFO FC ex FB	30.5
NESTLE USA INC. PFO FC ex FB	16.4
SCHWAN FOOD CO PFO FC ex FB	12.5
PRIVATE LABEL PFO FC ex FB	12.1
All Other Fz Pizza	17.2

SOURCE: IRI InfoScan Total US Food, 52-weeks ending Dec 30, 2012, IRI Custom Pinnacle Databases

C. Panel

Panel

Total U.S.—All Outlets	% HH Buying 52 weeks ending 12/23/2012 (52-Week Static)
Product
TTL PFG Core Categories	99.2
TTL PFG Core Brands	86.1

DUNCAN HINES Baking	41.9
TTL COMSTOCK & WILDERNESS PIE FILLING	8.1
VLASIC	33.5
MILWAUKEES	1.0

TOTAL LOB CABIN TRADEMARK + COUNTRY KITCHEN SYRUP	9.0
MRS BUTTERWORTH Syrup	9.6
MRS BUTTERWORTH Pancake Mix	1.1
LOG CABIN Pancake Mix	0.4
TTL ARMOUR CM	16.7
TTL NALLEY CM	2.8
BROOKS CM	2.7
OPEN PIT	2.9

TOTAL BIRDS EYE FROZ VEG	44.8
CELESTE PFO	6.8
HUNGRYMAN SS DINNERS	9.2
BIRDS EYE VOILA	11.6
AUNT JEMIMA GRAIN	8.0
AUNT JEMIMA PROTEIN	2.8
MRS PAULS	4.8
VAN DE KAMPS	7.6
TOTAL LENDERS (FRZ + REF)	9.7

D. Frozen Vegetables

TOTAL U.S.—FOOD	Report 01
	Full Year 2012 Dollar Sales	Dollar Share
CATEGORY—FROZEN VEGETABLES	$2,277,849,088	100.0
TOTAL BIRDS EYE FZ VEG	$618,569,344	27.2
TOTAL GREEN GIANT FZ VEG	$381,819,680	16.8
TOTAL PICSWEET FZ VEG	$165,385,216	7.3
TOTAL HANOVER FZ VEG	$42,241,868	1.9
TOTAL ALLENS FZ VEG	$7,592,516	0.3
TOTAL PRIVATE LABEL FZ VEG	$874,703,296	38.4

E. Pickles

TOTAL U.S.—FOOD	Report 01
	Full Year 2012 Dollar Sales	Dollar Share of SS Pickles
TTL SS PICKLES	$510,626,848	100.0
Pinnacle SS Pickles	$160,047,024	31.3
Mt Olive SS Pickles	$120,551,560	23.6
PRIVATE LABEL SS PICKLES	$144,521,424	28.3

F. Complete Bagged Meals

TOTAL U.S.—FOOD	Report 01
	Full Year 2012 Dollar Sales	Dollar Share of Segment
BAG MS	$554,465,792	100.0
PINNACLE MS BAG	$139,374,560	25.1
CON AGRA MS BAG	$9,946	0.0
UNILEVER BESTFOODS NORTH AMERICA MS BAG	$227,129,760	41.0
NESTLE MS BAG	$54,212,252	9.8
GENERAL MILLS MS BAG	$35,270,208	6.4
PRIVATE LABEL MS BAG	$17,521,180	3.2

ConAgra bought Unilever’s Bertolli + PF Chang’s

G. Baking

TOTAL U.S.—FOOD	Report 01
	Full Year 2012 Dollar Sales	Sums	Share
CAKE MIX	$373,711,040
BROWNIE MIX	$220,926,960
TOTAL FROSTING	$296,064,352	$890,702,352	100.0
PINNACLE FOODS GROUP CAKE MIX	$123,690,480
PINNACLE FOODS GROUP BROWNIE MIX	$41,171,476
PINNACLE FOODS GROUP TOTAL FROSTING	$64,875,920	$229,737,876	25.8
GENERAL MILLS CAKE MIX	$136,920,784
GENERAL MILLS BROWNIE MIX	$89,778,712
GENERAL MILLS TOTAL FROSTING	$88,516,544	$315,216,040	35.4
J M SMUCKER CO CAKE MIX	$78,075,048
J M SMUCKER CO BROWNIE MIX	$40,305,148
J M SMUCKER CO TOTAL FROSTING	$85,080,536	$203,460,732	22.8
PRIVATE LABEL CAKE MIX	$16,772,052
PRIVATE LABEL BROWNIE MIX	$9,442,013
PRIVATE LABEL TOTAL FROSTING	$15,699,313	$41,913,378	4.7

H. Frozen Prepared Seafood

TOTAL U.S.—FOOD	Report 01
	Full Year 2012 Dollar Sales	Dollar Share
CATEGORY—FROZEN PREPARED SEAFOOD	$598,122,176	100.0
TOTAL PINNACLE SEAFOOD	$112,654,560	18.8
GORTONS	$238,678,752	39.9
SEAPAK	$60,216,688	10.1
PRIVATE LABEL	$60,446,236	10.1

	Report 01
	Current 52 Weeks ending Dec 23, 2012 Dollar Sales	Dollar Share
CATEGORY—FROZEN PREPARED SEAFOOD	$598,914,304	100.0
GORTONS	$239,137,440	39.9
VAN DE KAMPS	$64,953,408	10.8
PRIVATE LABEL	$60,350,328	10.1
SEAPAK	$60,155,884	10.0
MRS PAULS	$47,724,168	8.0
FISHERBOY	$15,693,353	2.6
SEA BEST	$9,417,196	1.6
MARGARITAVILLE	$8,185,267	1.4
AQUA STAR	$7,530,043	1.3
PHILLIPS	$6,790,395	1.1
TRIDENT PUBHOUSE	$4,989,707	0.8
GREAT AMERICAN	$4,252,665	0.7
BANTRY BAY	$3,874,966	0.6
OCEAN CAFE	$3,712,498	0.6
MOREYS FISH CREATIONS	$3,203,324	0.5

SEA CUISINE	$2,161,610	0.4
MATLAW	$2,138,838	0.4
CAPE GOURMET	$1,957,165	0.3
OVEN POPPERS	$1,600,120	0.3
PIER 33 GOURMET MUSSELS	$1,595,505	0.3
IANS	$1,593,023	0.3
SINGLETON	$1,525,392	0.3
TIGER THAI	$1,516,095	0.3
BEACON LIGHT STEAM SERIES	$1,471,585	0.2
HANDY	$1,416,681	0.2
MURRYS	$1,355,546	0.2
YANKEE TRADER SEAFOOD	$1,308,431	0.2
STARFISH	$1,233,222	0.2
LOUISIANA SELECT	$1,221,828	0.2
QUALITY FOODS	$1,212,174	0.2
COPPER RIVER SEAFOOD	$1,202,623	0.2
CEDAR BAY	$1,136,057	0.2
GOOSE POINT	$1,127,155	0.2
SHAWS	$1,095,236	0.2
DR PRAEGERS	$1,056,272	0.2
SONOMA SEAFOODS	$1,035,491	0.2
ICELANDIC	$1,027,034	0.2
SIGNATURE SELECT	$980,418	0.2
TRIDENT	$954,155	0.2
GOURMET BAY	$935,551	0.2
VIKING	$893,597	0.1
SOUTHERN BELLE	$860,316	0.1
TRIDENT NATURALS	$824,660	0.1
CRAB HOUSE	$784,625	0.1
PAIR OF DICE	$739,250	0.1
CAPTAINS PACK	$647,200	0.1
SEA WATCH	$628,401	0.1
CONTESSA	$604,514	0.1
OCEAN ECLIPSE	$589,529	0.1
FISHIN	$582,787	0.1
JOES CRAB SHACK	$552,142	0.1
SIGNATURE PICK 5	$551,663	0.1
NOBRAND	$540,792	0.1
GREAT FISH	$529,550	0.1
CHESAPEAKE BAY	$495,339	0.1
BEACON LIGHT	$489,308	0.1
TAMPA MAID	$486,942	0.1
BLUEWAVE	$475,572	0.1
OCEAN BEAUTY SEA CHOICE	$455,122	0.1
BERNARDS	$419,450	0.1
LA MONICA	$399,842	0.1
CAPTAIN JAC	$392,207	0.1
GUIDRYS	$387,250	0.1
MOREYS	$385,289	0.1
TASTE O SEA	$373,261	0.1
SCHOONER	$367,785	0.1

WHOLEY	$361,935	0.1
BAYOU SELECT	$355,366	0.1
THANK GOODNESS	$339,012	0.1
PERFECT CRAB	$326,559	0.1
INLAND MARKET	$302,268	0.1
A&B	$289,136	0.0
CHICKEN OF THE SEA	$287,888	0.0
KITCHENS SEAFOOD	$280,754	0.0
POSEIDONS CHOICE	$261,454	0.0
EARTHS BEST KIDZ	$251,726	0.0
FISH TALES	$240,342	0.0
DOCKSIDE CLASSICS	$227,326	0.0
MISS SALLYS	$215,748	0.0
WICKS	$214,532	0.0
TREASURES FROM THE SEA	$207,884	0.0
SALMOLUX	$191,967	0.0
CAROLINA	$191,520	0.0
SEAMAZZ	$191,145	0.0
DOCKSIDE DISHES	$190,082	0.0
EL DORADO	$183,716	0.0
FRANKS RED HOT	$183,360	0.0
MARINA DEL REY	$177,011	0.0
SUPREME CHOICE	$175,161	0.0
OCEAN MARKET	$162,023	0.0
BETTER THAN FRESH	$160,334	0.0
FISHERMANS PRIDE	$158,806	0.0
SOUTHERN PRIDE	$158,208	0.0
NATURAL SEA	$136,063	0.0
COPPER RIVER SEAFOOD	$133,807	0.0
CRYSTAL BAY	$124,646	0.0
THE TOWN DOCK	$124,490	0.0
ROYAL ASIA	$114,644	0.0
PACIFIC SURF	$108,595	0.0
BOCA SEA	$104,899	0.0
SNOMIST FAMILY VALUE	$97,968	0.0
JIMMEX OCEAN CUISINE	$97,326	0.0
HARMONS	$94,929	0.0
NEPTUNE	$94,643	0.0
TONY CHACHERES	$92,832	0.0
HARINGS PRIDE	$91,641	0.0
SCOMAS	$88,832	0.0
BLUE HORIZON WILD	$87,637	0.0
CHEF BIG SHAKE	$79,904	0.0
HENRY AND LISAS	$79,288	0.0
KOSHERIFIC	$79,016	0.0
MARGUS	$78,070	0.0
QUEEN OF THE OCEAN	$75,119	0.0
PAULA DEEN	$74,224	0.0
FISH MARKET	$70,964	0.0
KANIMI	$70,844	0.0
AQUA NOVA	$70,235	0.0

SIMMONS	$66,591	0.0
NANCYS	$63,033	0.0
BLUE HORIZON ORGANIC	$61,079	0.0
NORTHERN CHEF	$60,995	0.0
PANAMEI SEAFOOD	$59,352	0.0
HARVEST OF THE SEA	$57,477	0.0
MYERS	$57,021	0.0
JEREMIAHS	$54,804	0.0
ORCA BAY STEAMWELL	$54,153	0.0
SARANGANI BAY	$51,906	0.0
OLD BAY	$49,990	0.0
ORCA BAY	$49,285	0.0
ESCAL	$44,971	0.0
SHINDLERS	$42,501	0.0
NEPTUNES	$40,513	0.0
NO NAME STEAKS	$40,242	0.0
RUBICON	$39,613	0.0
ELLIOTTS	$39,469	0.0
SHRIMP MATES	$38,251	0.0
CAPTAIN MORGAN	$38,073	0.0
CHEFS CATCH	$37,220	0.0
MRS FRIDAYS	$36,023	0.0
EMERILS	$35,949	0.0
MERIDIAN	$35,581	0.0
DELICASEA	$35,525	0.0
CAPE COD	$35,294	0.0
AMERICAS CATCH	$34,497	0.0
SEAFOOD AMERICA	$33,471	0.0
A&B FAMOUS	$32,783	0.0
VITA PERFECT CATCH	$31,991	0.0
NETUNO	$31,436	0.0
SHAWS PREMIUM SEAFOOD	$30,631	0.0
SEA FRESH	$29,268	0.0
THE CRAB CAKE LADY	$28,221	0.0
PHILLIPS STEAMER CREATIONS	$27,233	0.0
MEREKS	$24,217	0.0
DAGIM	$24,071	0.0
CARRINGTON	$24,002	0.0
SIERRA MADRE	$22,653	0.0
PICK 5	$22,618	0.0
OMSTEAD	$20,519	0.0
DAVIOS	$20,200	0.0
40 FATHOMS	$19,315	0.0
LAKE BEST	$19,296	0.0
KYLERS CATCH	$18,719	0.0
ICY BAY	$18,310	0.0
BEACON LIGHT OVEN SERIES	$17,295	0.0
CENSEA	$16,537	0.0
ANGELINA	$15,557	0.0
OCEAN GALLEY	$15,142	0.0
BLACK TIE	$14,442	0.0

FISHERFARMS	$12,243	0.0
HARVEST SELECT	$12,218	0.0
FJORD SUPERIOR	$12,174	0.0
BOSTON PRIDE	$12,073	0.0
SAIL	$10,874	0.0
COUNTRY BOY GATOR	$10,613	0.0
ALASKA SMOKEHOUSE	$10,498	0.0
ZUMMOS	$10,192	0.0
BIG EASY FOODS	$10,089	0.0
CHEFROYS	$9,548	0.0
ROSAN	$9,403	0.0
ZIGMAS	$9,299	0.0
MIDSHIP	$8,898	0.0
FORTUNA PESCADERIA	$7,657	0.0
NAUTILUS	$7,268	0.0
CHINCOTEAGUE	$7,071	0.0
PORTLOCK	$6,842	0.0
CAPTAIN MARDENS SEAFOODS	$6,699	0.0
FIESTA DEL MAR	$6,463	0.0
CARIBBEAN PRIDE	$6,249	0.0
HEARTLAND CATFISH	$6,154	0.0
COSTARELLA	$5,826	0.0
SIMPLY SEAFOOD	$4,759	0.0
LEONYS	$4,662	0.0
ERROLS	$4,149	0.0
FISHERY PRODS	$4,119	0.0
TIGER BAY	$4,083	0.0
WILD GRILL	$3,542	0.0
SENSATIONAL SEAFOOD	$3,450	0.0
GOLD SEAL	$3,423	0.0
SEA STAR	$3,163	0.0
TESORO	$3,062	0.0
SURFSIDE SEAFOOD	$2,525	0.0
HONG ZE LAKE	$2,366	0.0
PALS	$2,008	0.0
OUR INCREDIBLE	$1,968	0.0
CRABBERS CHOICE	$1,399	0.0
SUPERSTAR	$1,294	0.0
STARFISH JUST GRILLED	$1,276	0.0
SOUTH FRESH FARMS	$876	0.0
LIVING RIGHT	$828	0.0
NEW ENGLAND SEAFOOD	$633	0.0
NO NAME	$531	0.0
MASSACHUSETTS BAY CLAM COMPANY	$502	0.0
TASTEE	$488	0.0
LEGAL SEA FOOD	$457	0.0
HAWAIIAN	$375	0.0
GOOD HARBOR FILLET	$269	0.0
CRYSTAL TIDE	$268	0.0
COLES	$250	0.0
OCEANS CUISINE	$246	0.0

OCEAN SIGNATURE	$238	0.0
DALES LOWCOUNTRY CUISINE	$225	0.0
MACKNIGHT	$187	0.0
HENRYS	$151	0.0
TRUFRESH	$121	0.0
ACME	$116	0.0
STAR	$105	0.0
SOJO	$99	0.0
CAPTAIN LONGBOAT	$71	0.0
STAR FISHERIES	$58	0.0
ANOVA	$55	0.0
COUNTRY SELECT	$55	0.0
CUISINE SOLUTIONS	$42	0.0
PESCANOVA	$20	0.0
SANTOS	$8	0.0
ALDER	$5	0.0
ACADIAN GOURMET	$0	0.0
ALL FOODS	$0	0.0
AQUA TREASURE SELECT	$0	0.0
ASIAN CLASSIC	$0	0.0
ASIAN RHYTHMS	$0	0.0
ASIAN STAR	$0	0.0
ASIAN TEMPTATIONS	$0	0.0
ATLAS BAY	$0	0.0
BAKE N BROIL	$0	0.0
BALTIMORE CRAB COMPANY	$0	0.0
BEAVER STREET	$0	0.0
BLUEWATER SEAFOOD	$0	0.0
BOOTH	$0	0.0
BOS N	$0	0.0
BOUDREAUX	$0	0.0
BRIGHT WATER SEAFOODS	$0	0.0
BUBBA GUMP	$0	0.0
BUNCH O CRUNCH	$0	0.0
C WIRTHY & COMPANY	$0	0.0
CAPE COD CUISINE	$0	0.0
CERTIFIED WILD	$0	0.0
CHEFS DELIGHT	$0	0.0
SEAFOOD PERFECTIONS	$0	0.0
COLESON	$0	0.0
COLESONS CATCH	$0	0.0
CP	$0	0.0
DELICIOR	$0	0.0
DELTA PRIDE	$0	0.0
DISNEY	$0	0.0
DOCKSIDE DELIGHTS	$0	0.0
DOMINICS	$0	0.0
ECO FISH	$0	0.0
ECREVISSE ACADIENNE	$0	0.0
EL CHILE MAYOR	$0	0.0
FARM CHOICE	$0	0.0

FISH HOUSE FOODS	$0	0.0
FISHER BOY DAILY CATCH	$0	0.0
FISHER BOY FUN BUCKET	$0	0.0
FISHERMANS CATCH	$0	0.0
FISHERMANS CHOICE	$0	0.0
FOOD FROM THE SEA	$0	0.0
FRESHWATER FARMS	$0	0.0
GEISHA	$0	0.0
GLOBAL HARVEST	$0	0.0
GOOD DAY	$0	0.0
GRACES KITCHEN	$0	0.0
GRAND GOURMET	$0	0.0
GULF CLASSIC	$0	0.0
HAMPTONS FRESH	$0	0.0
HARBOR SEAFOOD	$0	0.0
HEARTLAND	$0	0.0
HIGH TIDE	$0	0.0
HIGHLINER	$0	0.0
HIGHLINER CAPTAINS CLASSICS	$0	0.0
HIGHLINER CAPTAINS CUT	$0	0.0
HOWARD JOHNSONS	$0	0.0
ICE BRAND	$0	0.0
ICELAND SEAFOOD	$0	0.0
IVARS	$0	0.0
JADELION	$0	0.0
JIM BEAM	$0	0.0
KAPTAIN KETCH	$0	0.0
KINERET	$0	0.0
LA AGUADILLANA	$0	0.0
LAB TEC	$0	0.0
LOUIS KEMP	$0	0.0
LOUISIANA BEST	$0	0.0
LUCKY SEAS	$0	0.0
M AND J SEAFOOD	$0	0.0
MABELLE DELANCEY SHRABCAKES	$0	0.0
MAMA BELLES	$0	0.0
MAMA SHAWS	$0	0.0
MARESIA	$0	0.0
MARKET BAY	$0	0.0
MARKET DAY	$0	0.0
MARYLAND	$0	0.0
MICHAEL ANGELOS	$0	0.0
MIRSA	$0	0.0
MRS PETERS	$0	0.0
NANTUCKET SUPREME	$0	0.0
NORTHERN KING	$0	0.0
OAK ISLAND	$0	0.0
OCEAN CHOICE	$0	0.0
OCEAN PEARL	$0	0.0
OCEAN TO OCEAN	$0	0.0
OCEANFRESH SEAFOODS	$0	0.0

OCEANS ORIGINAL	$0	0.0
OSSIES	$0	0.0
PACIFIC GOURMET	$0	0.0
PRIDE OF ALASKA	$0	0.0
PRIDE OF THE POND	$0	0.0
PURE CATCH	$0	0.0
RUSHING WATERS	$0	0.0
SCOTTISH DAWN	$0	0.0
SEA COVE	$0	0.0
SEA CRISP	$0	0.0
SEA HARVEST	$0	0.0
SEALORD	$0	0.0
SHIRAKIKU	$0	0.0
SIGMA SUPREME	$0	0.0
SPECIALTY MEATS	$0	0.0
STARBOARD	$0	0.0
STARFISH CLASSIC RECIPE	$0	0.0
TAMPA BAY	$0	0.0
TASTY DELITE	$0	0.0
UNIVERSAL FISH OF BOSTON	$0	0.0
WES BAY	$0	0.0
WORLD CATCH	$0	0.0
XTREMERS	$0	0.0

I. Syrup

TOTAL U.S.—FOOD	Report 01
	Full Year 2012
	Dollar Sales	Dollar Share
CATEGORY—BREAKFAST SYRUP	$462,644,960	100.0
PINNACLE FOODS P/W SYRUP	$81,544,656	17.6
QUAKER OATS P/W SYRUP	$92,432,296	20.0
J M SMUCKER CO P/W SYRUP	$30,804,108	6.7
TOTAL PRIVATE LABEL SYRUP	$141,587,248	30.6

J. Bagels

TOTAL U.S.—FOOD	Report 01
	Full Year 2012 Dollar Sales	Sums	Share
FROZEN	$31,898,826
REFRIGERATED	$59,035,224	$90,934,050	100.0
PINNACLE FOODS FROZEN	$14,235,663
PINNACLE FOODS REFRIGERATED	$27,335,280	$41,570,943	45.7
RAY’S NEW YORK BAGELS FROZEN	$3,348,918	$3,348,918	3.7
CRYSTAL FARMS REFRIGERATED	$18,464,140	$18,464,140	20.3
PRIVATE LABEL FROZEN	$10,706,540
PRIVATE LABEL REFRIGERATED	$9,127,978	$19,834,518	21.8

K. Pie

TOTAL U.S.—FOOD	Report 01
	Full Year 2012 Dollar Sales	Dollar Share of Segment
FRUIT	$111,373,568	100.0
PINNACLE FOODS GROUP FRUIT	$40,142,264	36.0
KNOUSE FOODS INC FRUIT	$19,133,706	17.2
PRIVATE LABEL FRUIT	$35,493,292	31.9

L. Canned Meat

TOTAL U.S.—FOOD	Report 01
	Full Year 2012 Dollar Sales	sums	share
CATEGORY—CM CHILI WITH BEANS	$203,297,072
CATEGORY—CM CHILI WITHOUT BEANS	$149,113,216
CATEGORY—CM LUNCHEON MEAT	$116,506,960
CATEGORY—CM POTTED MEAT	$10,484,481
CATEGORY—CM VIENNA SAUSAGE	$88,935,648	$568,337,377
CONAGRA FOODS INC CATEGORY—CM CHILI WITH BEANS	$34,941,080
CONAGRA FOODS INC CATEGORY—CM CHILI WITHOUT BEANS	$38,874,172
CONAGRA FOODS INC CATEGORY—CM LUNCHEON MEAT	$0
CONAGRA FOODS INC CATEGORY—CM POTTED MEAT	$866,044
CONAGRA FOODS INC CATEGORY—CM VIENNA SAUSAGE	$29,443,606	$104,124,902	18.3
HORMEL FOODS CATEGORY—CM CHILI WITH BEANS	$81,472,880
HORMEL FOODS CATEGORY—CM CHILI WITHOUT BEANS	$66,866,564
HORMEL FOODS CATEGORY—CM LUNCHEON MEAT	$99,820,776
HORMEL FOODS CATEGORY—CM POTTED MEAT	$0
HORMEL FOODS CATEGORY—CM VIENNA SAUSAGE	$0	$248,160,220	43.7
PINNACLE FOODS CORP CATEGORY—CM CHILI WITH BEANS	$42,729,904
PINNACLE FOODS CORP CATEGORY—CM CHILI WITHOUT BEANS	$4,846,108
PINNACLE FOODS CORP CATEGORY—CM LUNCHEON MEAT	$6,088,550
PINNACLE FOODS CORP CATEGORY—CM POTTED MEAT	$8,463,940
PINNACLE FOODS CORP CATEGORY—CM VIENNA SAUSAGE	$43,249,588	$105,378,090	18.5
PRIVATE LABEL CATEGORY—CM CHILI WITH BEANS	$13,727,297
PRIVATE LABEL CATEGORY—CM CHILI WITHOUT BEANS	$11,585,397
PRIVATE LABEL CATEGORY—CM LUNCHEON MEAT	$8,480,020
PRIVATE LABEL CATEGORY—CM POTTED MEAT	$320,632
PRIVATE LABEL CATEGORY—CM VIENNA SAUSAGE	$5,287,894	$39,401,239	6.9
TTL CANNED MEAT	$1,044,997,312	$1,044,997,312
TTL CANNED MEAT CORE SEGMENTS	$568,337,408	$122,678,208	11.7
TTL CONAGRA CM CORE SEGMENTS	$104,124,904	$118,832,832	11.4
TTL HORMEL CM CORE SEGMENTS	$248,160,224
TTL PINNACLE CM CORE SEGMENTS	$105,378,088
TTL PINNACLE FOODS CORP CM	$122,678,208
TTL PL CM CORE SEGMENTS	$39,401,240
TTL PRIVATE LABEL CM	$118,832,832

M. Breakfast

TOTAL U.S.—FOOD	Report 01
	Full Year 2012 Dollar Sales	Grain Share
TOTAL BREAKFAST GRAIN	$798,278,528	100.0
TOTAL AJ GRAIN	$67,985,480	8.5
TOTAL KELLOGGS GRAIN	$493,966,496	61.9
TOTAL VANS GRAIN	$30,062,014	3.8
TOTAL PRIVATE LABEL GRAIN	$143,036,896	17.9
TOTAL DE WAFFLEBAKERS GRAIN	$14,462,695	1.8

N. Single Serve Frozen Dinners & Entrées (Full Calorie)

TOTAL U.S. FOOD	Report 01
	Full Year 2012 Dollar Sales	Dollar Share of Segment
FULL CALORIE SS	$1,749,660,416	100.0
CON AGRA SS FULL CAL	$575,527,616	32.9
NESTLE SS FULL CAL	$447,009,600	25.5
PINNACLE SS FULL CAL	$148,128,224	8.5
LUIGINOS SS FULL CAL	$128,248,376	7.3
AMYS KITCHEN INC SS FULL CAL	$108,197,816	6.2
OVERHILL FARMS INC SS FULL CAL	$56,779,156	3.2
PRIVATE LABEL SS FULL CAL	$55,678,724	3.2
KELLOGG CO SS FULL CAL	$38,464,332	2.2
VIP SALES CO SS FULL CAL	$32,583,852	1.9
ZATARAINS SS FULL CAL	$19,951,548	1.1
HJ HEINZ SS FULL CAL	$22,189,848	1.3
MICHAEL ANGELO’S GMT FDS SS FULL CAL	$17,447,008	1.0
INNOVASIAN CUISINE ENTERPRISE SS FULL CAL	$13,754,205	0.8
CEDARLANE NATURAL FOODS INC SS FULL CAL	$7,651,368	0.4
SCHWAN FOOD CO SS FULL CAL	$6,665,702	0.4
DON MIGUEL MEXICAN FOODS SS FULL CAL	$5,895,347	0.3
SKYLINE CHILI INC SS FULL CAL	$5,931,456	0.3
ROSINA FOOD PRODS INC SS FULL CAL	$4,259,563	0.2
ETHNIC GOURMET FOODS SS FULL CAL	$4,025,055	0.2
PHILS FRESH FOODS INC SS FULL CAL	$3,208,473	0.2
NIGHT HAWK FROZEN FOOD DIV SS FULL CAL	$3,446,007	0.2
GOLD STAR CHILI CO SS FULL CAL	$3,039,557	0.2
TYSON FOODS INC SS FULL CAL	$2,745,847	0.2
LIGHTLIFE FOODS INC SS FULL CAL	$2,461,760	0.1
FOOD COLLECTIVE SS FULL CAL	$2,386,012	0.1
DEEP FOODS INC SS FULL CAL	$2,285,186	0.1
JOHN SOULES FOODS SS FULL CAL	$1,986,767	0.1
EL ENCANTO INC SS FULL CAL	$1,846,435	0.1
RICHARDS CAJUN FOOD CORP SS FULL CAL	$1,433,002	0.1
THE HAIN CELESTIAL GROUP INC SS FULL CAL	$1,389,646	0.1
SICILIAN CHEF INC SS FULL CAL	$1,306,929	0.1
AMERICAN HALAL COMPANY INC SS FULL CAL	$1,160,346	0.1
KAHIKI FOODS SS FULL CAL	$1,175,266	0.1
SHAWS SOUTHERN BELLE FROZEN FOOD SS FULL CAL	$1,055,359	0.1
KIDFRESH SS FULL CAL	$851,904	0.0
GENOVA DELICATESSEN SS FULL CAL	$858,807	0.0
BOB EVANS FARMS INC SS FULL CAL	$832,024	0.0
ALLE PROCESSING SS FULL CAL	$778,807	0.0

CORKY’S RESTAURANT & CATERERS SS FULL CAL	$782,101	0.0
RAMONA’S MEXC FOOD PRODS SS FULL CAL	$762,467	0.0
BLAKES TURKEY FARM SS FULL CAL	$726,272	0.0
GREEN GIANT SS FULL CAL	$666,931	0.0
MAMA ROSIE’S CO INC SS FULL CAL	$659,901	0.0
GOYA FOODS INC SS FULL CAL	$618,840	0.0
PASTY OVENS INC SS FULL CAL	$613,169	0.0
CUSTARD STAND FOOD PRODUCTS SS FULL CAL	$537,844	0.0
BIG EASY FOODS SS FULL CAL	$470,993	0.0
GLUTINO IMPORTATIONS DEROMA INC SS FULL CAL	$497,569	0.0
PATTERSON SOUP WORKS INC. SS FULL CAL	$448,154	0.0
SAVOIE’S SSG & FOOD PRODS SS FULL CAL	$430,222	0.0
MYERS FOODS SS FULL CAL	$392,704	0.0
STARBOARD SALES INC SS FULL CAL	$334,557	0.0
TONY CHACHERES SS FULL CAL	$324,484	0.0
DB ENTERPRISES FOR FOOD CONCEPTS SS FULL CAL	$278,088	0.0
CONTE’S PASTA CO. SS FULL CAL	$284,133	0.0
MANNING CLAMPITT MEAT CO SS FULL CAL	$265,910	0.0
TASTEE CHOICE SS FULL CAL	$284,681	0.0
ATKINS NUTRITIONALS INC SS FULL CAL	$103	0.0
RICH PRODUCTS CORPORATION SS FULL CAL	$171,173	0.0
DOMINEX INC. SS FULL CAL	$253,246	0.0
WINDSOR FROZEN FOODS INC SS FULL CAL	$276,947	0.0
JOHNSON FOOD PRODS INC SS FULL CAL	$212,154	0.0
MOO MOOS VEGETARIAN CUISINE SS FULL CAL	$238,526	0.0
WESTIN FOODS SS FULL CAL	$206,839	0.0
AJINOMOTO USA INC SS FULL CAL	$200,348	0.0
MAMA MAES LLC SS FULL CAL	$153,097	0.0
CHILI JOHNS SS FULL CAL	$187,154	0.0
BLUE HORIZON ORGANIC SEAFOOD CO SS FULL CAL	$177,544	0.0
CAPTAIN KENS FOODS INC SS FULL CAL	$173,940	0.0
NEW MEXICO DISTR SS FULL CAL	$159,728	0.0
FANESTIL PACKING CO INC SS FULL CAL	$149,866	0.0
LIBERTY RICHTER INC SS FULL CAL	$141,727	0.0
HANOVER FOODS CORP SS FULL CAL	$107,867	0.0
IANS NATURAL FOODS SS FULL CAL	$125,400	0.0
LANDOLFI FOOD PRODS SS FULL CAL	$127,867	0.0
SARA LEE CORPORATION SS FULL CAL	$89,063	0.0
BOMBAY KITCHEN FOODS INC SS FULL CAL	$104,788	0.0
JAGPREET ENTERPRISES SS FULL CAL	$108,733	0.0
LILLIANS HEALTHY GOURMET SS FULL CAL	$148,884	0.0
EXCELLINE FOODS INC SS FULL CAL	$93,369	0.0
P & S RAVIOLI SS FULL CAL	$105,881	0.0
AQUA STAR INC. SS FULL CAL	$115,048	0.0
PHILLIPS FOODS INC SS FULL CAL	$114,654	0.0
STAR RAVIOLI MFG CO INC SS FULL CAL	$98,892	0.0
MOM MADE FOOD LLC SS FULL CAL	$97,294	0.0

QUORN FOODS INC SS FULL CAL	$80,601	0.0
WALTER P RAWL AND SONS INC SS FULL CAL	$87,559	0.0
RESERS FINE FOODS INC SS FULL CAL	$89,801	0.0
QUELLE QUICHE LTD SS FULL CAL	$82,782	0.0
OTIS MCALLISTER INC SS FULL CAL	$82,201	0.0
SLADE GORTON & CO INC SS FULL CAL	$73,540	0.0
OVEN POPPERS INC SS FULL CAL	$83,617	0.0
LOUISIANA PURCHASE SS FULL CAL	$61,010	0.0
EAT GOOD DO GOOD LLC SS FULL CAL	$62,293	0.0
MENZA FOODS LLC SS FULL CAL	$74,639	0.0
DI MARES SPECIALTY FOODS SS FULL CAL	$77,050	0.0
RISING MOON ORGANICS SS FULL CAL	$74,285	0.0
CODINOS ITLN FOODS SS FULL CAL	$69,254	0.0
ROBERT WHOLEY & CO INC SS FULL CAL	$60,730	0.0
GRECIAN DELIGHT INC SS FULL CAL	$65,042	0.0
CREPINI LLC SS FULL CAL	$49,870	0.0
STEFANO FOODS INC. SS FULL CAL	$59,889	0.0
NEW ORLEANS FISH HOUSE LLC SS FULL CAL	$56,941	0.0
HOMEMADE BRANDS FOODS INC SS FULL CAL	$62,995	0.0
ROBINSON SAUSAGE CO SS FULL CAL	$53,722	0.0
DONGWON INDUSTRIES SS FULL CAL	$97,188	0.0
LAROSA’S INC. SS FULL CAL	$36,627	0.0
TACO WORKS INC SS FULL CAL	$45,455	0.0
ALBUQUERQUE TRTL CO SS FULL CAL	$38,457	0.0
PFC FOODS OF OREGON SS FULL CAL	$54,215	0.0
LUCCA PACKING CO SS FULL CAL	$44,130	0.0
TUR PAK FOODS INC SS FULL CAL	$52,182	0.0
LUCY’S FOODS SS FULL CAL	$44,914	0.0
NORWICH PCKG CO INC SS FULL CAL	$42,839	0.0
RUIZ FOOD PRODS INC SS FULL CAL	$71,452	0.0
DANIELSON FOOD PRODS INC SS FULL CAL	$47,860	0.0
MEALS TO LIVE LLC SS FULL CAL	$49,883	0.0
CUISINE SOLUTIONS INC SS FULL CAL	$44,148	0.0
LYFE KITCHEN SS FULL CAL	$28,320	0.0
SOOFER CO INC SS FULL CAL	$33,426	0.0
BANGKOK 96 FOODS SS FULL CAL	$33,247	0.0
JOHN ZIDIAN COMPANY SS FULL CAL	$39,253	0.0
FRENCH MEADOW BAKERY SS FULL CAL	$45,011	0.0
CAPTAIN MARDENS SEAFOODS SS FULL CAL	$38,130	0.0
NORTHERN SOY INC SS FULL CAL	$34,355	0.0
HP INC SS FULL CAL	$37,755	0.0
KITCHEN NETWORK BOTTLING CO. SS FULL CAL	$31,726	0.0
EL POLLO LOCO INC SS FULL CAL	$120,396	0.0
TEXAS TAMALE CO SS FULL CAL	$30,733	0.0
SIMPLY SHARIS SS FULL CAL	$32,059	0.0
WHITE TOQUE INC SS FULL CAL	$28,564	0.0
TREASURE VALLEY SALES AND MARKET SS FULL CAL	$34,591	0.0

CATALINA FINER FOOD CORP SS FULL CAL	$30,622	0.0
KOL-TUV FOODS INC. SS FULL CAL	$29,987	0.0
VENUS FOODS INC SS FULL CAL	$26,899	0.0
MATADOR PROCS INC SS FULL CAL	$26,939	0.0
STONEGATE FOODS SS FULL CAL	$43,224	0.0
VERSA MARKETING INC SS FULL CAL	$36,114	0.0
SIMPLY ASIA FOODS INC SS FULL CAL	$1,146	0.0
YUMMYS USA LLC SS FULL CAL	$23,041	0.0
HOUSE FOODS AMERICA CORPORATION SS FULL CAL	$24,386	0.0
LASCAS INC SS FULL CAL	$22,904	0.0
GOOD TASTES KITCHEN LLC SS FULL CAL	$18,335	0.0
CASA DI PASTA INC. SS FULL CAL	$22,799	0.0
THE AUTHENTIC NEW MEXICAN SS FULL CAL	$23,509	0.0
SCARDIGNO’S PRIME MEATS & GROCER SS FULL CAL	$21,220	0.0
KO-FRO FOOD INC. SS FULL CAL	$21,640	0.0
TUV-TAAM CORP. SS FULL CAL	$20,740	0.0
EMPRESS FOOD PRODUCTS INC SS FULL CAL	$18,897	0.0
MILMAR FOOD GROUP SS FULL CAL	$19,998	0.0
OMG ITS GLUTEN FREE SS FULL CAL	$18,020	0.0
YOUNG GUNS CORPORATION SS FULL CAL	$6,551	0.0
SABATINO TARTUFI S.R.L. SS FULL CAL	$11,491	0.0
DELIMEX SS FULL CAL	$19,465	0.0
MACRO-ORGANIC INC. SS FULL CAL	$16,945	0.0
BEECHERS SS FULL CAL	$8,531	0.0
ROYAL FROZEN FOOD SS FULL CAL	$13,636	0.0
ANGELINA FOODS INC SS FULL CAL	$14,564	0.0
SBETTER FARMS SS FULL CAL	$12,394	0.0
PINELAND FARMS INC SS FULL CAL	$13,895	0.0
HUXTABLE’S KITCHEN SS FULL CAL	$15,089	0.0
MURRY’S INC SS FULL CAL	$8,412	0.0
MILLIES CHILI SS FULL CAL	$13,893	0.0
CONSTANTINO VENDA SS FULL CAL	$12,519	0.0
MARIA AND SON ITLN PROD INC SS FULL CAL	$14,343	0.0
BOBBY SALAZAR’S FOOD PRODUCT IN SS FULL CAL	$11,590	0.0
WILDFIRE INC SS FULL CAL	$10,225	0.0
ELENAS FOOD SPCL INC SS FULL CAL	$16,460	0.0
GRACEFOODS SS FULL CAL	$13,372	0.0
RICO BRAND SS FULL CAL	$10,059	0.0
SENOR PINOS SS FULL CAL	$9,485	0.0
FUJI FOOD CO SS FULL CAL	$12,907	0.0
MAMMA LINA’S RAVIOLI CO SS FULL CAL	$9,593	0.0
SIERRA COLD STORAGE LLC SS FULL CAL	$8,915	0.0
JERUSALEM FOODS SS FULL CAL	$8,036	0.0
RAJA FOODS LLC SS FULL CAL	$8,988	0.0
LA BOUCHERIE INC. SS FULL CAL	$10,069	0.0
DABRUZZIS ITALIAN FOODS INC SS FULL CAL	$6,718	0.0
UNGAR’S FOODS INC SS FULL CAL	$5,401	0.0

WINDSOR FOODS INC SS FULL CAL	$0	0.0
GINOS FOOD PRODUCTS INC SS FULL CAL	$4,761	0.0
FAIRFIELD FARM KITCHENS INC. SS FULL CAL	$5,004	0.0
RPS PASTA COMPANY SS FULL CAL	$4,127	0.0
WEI-CHUAN U S A INC SS FULL CAL	$3,555	0.0
ARMOUR ECKRICH MEATS LLC SS FULL CAL	$4,230	0.0
THE COMFORT GOURMET SS FULL CAL	$4,182	0.0
FINISHING SAUCES LLC SS FULL CAL	$2,485	0.0
DICAPO FOODS LLC SS FULL CAL	$2,970	0.0
TRUDEAU DISTRIBUTING COMPANY SS FULL CAL	$3,021	0.0
FARMERS SEAFOOD CO INC SS FULL CAL	$3,224	0.0
PLENUS GROUP INC SS FULL CAL	$3,201	0.0
DESI CHEF FOODS INC SS FULL CAL	$2,537	0.0
ALFRESH FOODS SS FULL CAL	$5,105	0.0
COLE CONS PRODS SS FULL CAL	$1,996	0.0
WALONG MARKETING INC SS FULL CAL	$1,865	0.0
HOME RUN INN SS FULL CAL	$10,198	0.0
RENAISSANCE FARM INC SS FULL CAL	$1,980	0.0
SFGL FOODS INC SS FULL CAL	$0	0.0
S AND P SYNDICATE PUBLIC COMPANY SS FULL CAL	$1,428	0.0
MISTER CHOPSTICK EXPRESS LLC SS FULL CAL	$1,937	0.0
KOSHER GOURMET CORP SS FULL CAL	$1,498	0.0
CAMPBELL HEALTH INTERNATIONAL IN SS FULL CAL	$1,374	0.0
POPKOFFS FROZEN FOODS SS FULL CAL	$1,458	0.0
SWEET WATER SEAF CORP INC SS FULL CAL	$1,120	0.0
MR. J. TAMALES & CHILI INC SS FULL CAL	$916	0.0
PUCCI FOODS SS FULL CAL	$750	0.0
MICKEY’S PIES INC. SS FULL CAL	$687	0.0
SPRING GLEN FRESH FOODS INC SS FULL CAL	$2,049	0.0
CONTESSA PREMIUM FOODS SS FULL CAL	$587	0.0
KIDS FAVORITE FOODS INC SS FULL CAL	$1,180	0.0
PUTNEY PASTA CO INC SS FULL CAL	$732	0.0
MAMA RUSSOS SS FULL CAL	$651	0.0
JMG NATURAL GOURMET LLC SS FULL CAL	$588	0.0
REAL MEX RESTAURANTS INC SS FULL CAL	$580	0.0
VINCE & SONS CO SS FULL CAL	$448	0.0
BROADWAY FOOD SS FULL CAL	$409	0.0
MAR-LEES SEAFOOD INC. SS FULL CAL	$276	0.0
OCEAN BEAUTY SEAFOODS INC SS FULL CAL	$477	0.0
UNITED FOODS INC SS FULL CAL	$168	0.0
SABRA DIPPING COMPANY LLC SS FULL CAL	$134	0.0
HUDSON SPECIALTY FOODS SS FULL CAL	$0	0.0
MEDITERRANEAN MEALS INC SS FULL CAL	$136	0.0
TRUFRESH LLC SS FULL CAL	$163	0.0
KEDEM FOOD PRODUCTS SS FULL CAL	$109	0.0
BROOKES & GATEHOUSE LTD. SS FULL CAL	$84	0.0
GONZALEZ PRODUCTOS INTERNACIONAL SS FULL CAL	$210	0.0

MARILYN’S FRESH FOODS SS FULL CAL	$116	0.0
ALIYAS FOOD LIMITED SS FULL CAL	$104	0.0
THE FOOD SORCERER LLC SS FULL CAL	$419	0.0
ADVANCE PIERRE FOODS SS FULL CAL	$59	0.0
SONOMA SEAFOODS SS FULL CAL	$30	0.0
EMPIRE KOSHER POULTRY INC SS FULL CAL	$31	0.0
C.P.INTERFOOD SS FULL CAL	$33	0.0
NISHIMOTO TRDNG CO LTD SS FULL CAL	$28	0.0
L & J GENERAL INTERNATIONAL SS FULL CAL	$14	0.0
FLORENTYNAS FRESH PASTA FACTORY SS FULL CAL	$149	0.0
NORSTAR SPECIALTY FOODS INC. SS FULL CAL	$10	0.0
GLORY FOODS INC SS FULL CAL	$11	0.0
SMALL PLANET FOODS SS FULL CAL	$5	0.0
MAPLE LEAF FARMS SS FULL CAL	$5	0.0
MASTERFOODS SS FULL CAL	$9	0.0
CHUNGS GOURMET FOODS SS FULL CAL	$1	0.0
GOURMET EXPRESS LLC SS FULL CAL	$0	0.0
A.G. FERRARI FOODS SS FULL CAL	$0	0.0
AMYS FOOD INC SS FULL CAL	$0	0.0
ARLIS EXCLUSIVE CATERING SS FULL CAL	$0	0.0
BANTRY BAY MUSSELS LTD SS FULL CAL	$0	0.0
BELLA NICO INC SS FULL CAL	$0	0.0
BILL SIMEK DIST. INC. SS FULL CAL	$0	0.0
BOJA’S FOODS INC SS FULL CAL	$0	0.0
CALZONE & CO SS FULL CAL	$0	0.0
CINCINNATI RECIPE INC SS FULL CAL	$0	0.0
EXOTIC FOODS INTL INC SS FULL CAL	$0	0.0
FISHIN COMPANY SS FULL CAL	$0	0.0
FIVE STAR FOODIES INC SS FULL CAL	$0	0.0
G S CHILI COMPANY SS FULL CAL	$0	0.0
HART FOOD PRODUCTS INC SS FULL CAL	$0	0.0
HIGH LINER FOODS SS FULL CAL	$0	0.0
HOME MARKET FOODS INC SS FULL CAL	$0	0.0
HOWARD JOHNSON ENTP SS FULL CAL	$0	0.0
ICELANDIC USA SS FULL CAL	$0	0.0
J.M. SCHNEIDER INC. SS FULL CAL	$0	0.0
JB BRANDS COMPANY LLC SS FULL CAL	$0	0.0
JH TRADEMARK COMPANY LLC SS FULL CAL	$0	0.0
LEAN ON ME BAKING COMPANY SS FULL CAL	$0	0.0
LEGAL SEA FOODS INC SS FULL CAL	$0	0.0
LITTLE FARM FROZEN FOODS SS FULL CAL	$0	0.0
LITTLE RIVER DISTRIBUTORS SS FULL CAL	$0	0.0
MARKET BAY FOODS SS FULL CAL	$0	0.0
MILTONS BAKING SS FULL CAL	$0	0.0
PANAPESCA USA CORP SS FULL CAL	$0	0.0
PLUM ORGANICS SS FULL CAL	$0	0.0
POMPOUS POT FOODS LLC SS FULL CAL	$0	0.0

QUALITY FOOD BRANDS SS FULL CAL	$0	0.0
QUIRCH FOOD COMPANY SS FULL CAL	$0	0.0
RAW SEAFOODS INC SS FULL CAL	$0	0.0
RIVIANA FOODS INC SS FULL CAL	$0	0.0
SEEDS OF CHANGE SS FULL CAL	$0	0.0
SOJO FOODS SS FULL CAL	$34	0.0
SOY POWER CO SS FULL CAL	$0	0.0
STONEWALL KITCHEN LTD SS FULL CAL	$0	0.0
TESOROS TRADING COMPANY SS FULL CAL	$0	0.0
THE PASTA MILL LTD SS FULL CAL	$0	0.0
TRUCO ENTERPRISES SS FULL CAL	$0	0.0
UNITED NATURAL FOODS INC SS FULL CAL	$0	0.0
UNITED TRADING INC SS FULL CAL	$0	0.0
UNO FOODS INC SS FULL CAL	$0	0.0
WILD OATS MARKETS INC SS FULL CAL	$0	0.0
WOODSTOCK ORGANICS INC. SS FULL CAL	$0	0.0

O. Pizza

TOTAL U.S.—FOOD	Report 01
	Full Year 2012 Dollar Sales	Dollar Share of Segment	Attribute—Vendor
PFO FULL CALORIE EX FRENCH BREAD	$636,438,208	100.0%
PINNACLE FOODS GROUP LLC PFO FC ex FB	$71,767,680	11.3%	PINNACLE FOODS GROUP LLC
GENERAL MILLS PFO FC ex FB	$194,147,808	30.5%	GENERAL MILLS
NESTLE USA INC. PFO FC ex FB	$104,233,424	16.4%	NESTLE USA INC.
SCHWAN FOOD CO PFO FC ex FB	$79,802,208	12.5%	SCHWAN FOOD CO
PRIVATE LABEL PFO FC ex FB	$77,151,240	12.1%	PRIVATE LABEL
FASTBREAK RISERS PFO FC ex FB	$22,917	0.0%	SCHWAN FOOD CO
FRESCHETTA PFO FC ex FB	$733,644	0.1%	SCHWAN FOOD CO
RED BARON PFO FC ex FB	$55,155,872	8.7%	SCHWAN FOOD CO
SABATASSOS—SCHWAN PFO FC ex FB	$0	0.0%	SCHWAN FOOD CO
TEMPTERS PFO FC ex FB	$0	0.0%	SCHWAN FOOD CO
TOMATO JOE PFO FC ex FB	$0	0.0%	SCHWAN FOOD CO
TONYS PFO FC ex FB	$23,889,776	3.8%	SCHWAN FOOD CO
WOLFGANG PUCK PFO FC ex FB	$0	0.0%	SCHWAN FOOD CO
CALIFORNIA PIZZA KITCHEN PFO FC ex FB	$19,766,696	3.1%	NESTLE USA INC.
DI GIORNO PFO FC ex FB	$78,460,880	12.3%	NESTLE USA INC.
JACKS PFO FC ex FB	$0	0.0%	NESTLE USA INC.
TOMBSTONE PFO FC ex FB	$6,005,848	0.9%	NESTLE USA INC.
JENOS PFO FC ex FB	$8,588,866	1.3%	GENERAL MILLS
TOTINOS PFO FC ex FB	$185,558,944	29.2%	GENERAL MILLS

Annex B

Symphony IRI Group, Inc. data for the 52-week period ended December 30, 2012 including Wal-Mart

A. Share Summary

Pinnacle Performance Summary

	PINNACLE DATABASES
	52-week end 12/30/12
TOTAL US MULTI-OUTLET	Category Size ($MM)	Branded MFG Market Position*	IRI Market Share	Private Label Market Share
Leadership Brands
Frozen Vegetables	$3,241	#1	25.8	35.3
Shelf-Stable Pickles	$765	#1	34.5	25.4
Table Syrups	$697	#1	20.2	30.9
Frozen Complete Bagged Meals	$944	#2	23.9	3.1
Cake/Brownie Mixes & Frostings	$1,397	#2	24.3	3.4
Frozen Prepared Seafood	$1,009	#2	15.1	10.9
Foundation Brands
Frozen and Refrigerated Bagels	$154	#1	59.8	15.3
Pie/Pastry Fruit Filling	$173	#1	39.8	32.4
Canned Meat	$1,018	#2	21.1	6.4
Total Pancake/Waffles/French Toast	$1,213	#2	6.0	19.1
Single-Serve Frozen Dinners & Entrees (Full Cal)	$2,580	#3	8.1	2.7
Frozen Pizza-for-One (ex. French Bread)	$994	#4	7.9	9.2

*	Represents Pinnacle market share among branded manufacturers

SOURCE: IRI InfoScan Total US Multi-Outlet, 52-weeks ending Dec 30, 2012, IRI Custom Pinnacle Databases

B. Manufacturer Rank

Manufacturer Market Share Position Rankings

Total US Multi-Outlet

Full Year 2012

LEADERSHIP BRANDS

	Dollar Share	MFR RANK
CATEGORY—FROZEN VEGETABLES	100.0
TOTAL BIRDS EYE FZ VEG	25.8	1
TOTAL GREEN GIANT FZ VEG	18.8
TOTAL PICSWEET FZ VEG	8.6
TOTAL PRIVATE LABEL FZ VEG	35.3
All Other Fz Veg	11.5

TTL SS PICKLES	100.0
PINNACLE SS PICKLES	34.5	1
MT OLIVE SS PICKLES	24.3
PRIVATE LABEL SS PICKLES	25.4
All Other SS Pickles	15.8

CATEGORY—BREAKFAST SYRUP	100.0
PINNACLE FOODS P/W SYRUP	20.2	1
QUAKER OATS P/W SYRUP	19.7
J M SMUCKER CO P/W SYRUP	6.6
TOTAL PRIVATE LABEL SYRUP	30.9
All Other Syrup	22.5

FZ COMPLETE BAGGED MEALS	100.0
PINNACLE MS BAG	23.9	2
CONAGRA (incl. Bertolli/PFChang)	40.7
NESTLE MS BAG	13.7
GENERAL MILLS MS BAG	5.6
PRIVATE LABEL MS BAG	3.1
All Other Fz CBM	13.0

CAKE/BROWNIE MIXES & FROSTING	100.0
PINNACLE	24.3	2
GENERAL MILLS	37.3
JM SMUCKER	23.5
PRIVATE LABEL	3.4
All Other Cake/Brownie & Frosting	11.5

CATEGORY—FROZEN PREPARED SEAFOOD	100.0
TOTAL PINNACLE SEAFOOD	15.1	2
GORTONS	35.9
SEAPAK	13.5
PRIVATE LABEL	10.9
All Other Fz Seafood	24.6

FOUNDATION BRANDS

	Dollar Share	MFR RANK
FROZEN + REFRIGERATED BAGELS	100.0
PINNACLE	59.8	1
CRYSTAL FARMS	15.3
PRIVATE LABEL	15.3
All Other Fz + Rfg Bagels	9.5

PIE/PASTRY FILLING FRUIT	100.0
PINNACLE FOODS GROUP FRUIT	39.8	1
KNOUSE FOODS INC FRUIT	16.4
PRIVATE LABEL FRUIT	32.4
All Other Pie/Pastry Fruit	11.5

CANNED MEAT	100.0
PINNACLE	21.1	2
HORMEL	43.5
CONAGRA	17.8
PRIVATE LABEL	6.4
All Other Canned Meat Core	11.2

PANCAKES/WAFFLES/FRENCH TOAST	100.0
TOTAL AJ GRAIN	6.0	2
TOTAL KELLOGGS GRAIN	62.0
TOTAL VANS GRAIN	2.7
TOTAL PRIVATE LABEL GRAIN	19.1
All Other Fz P/W/FT	10.2

SS FZ DINNERS & ENTREES (FULL CAL)	100.0
PINNACLE SS FULL CAL	8.1	3
CON AGRA SS FULL CAL	34.8
NESTLE SS FULL CAL	23.4
LUIGINOS SS FULL CAL	8.0
AMYS KITCHEN INC SS FULL CAL	5.2
PRIVATE LABEL SS FULL CAL	2.7
All Other SS Fz Dinners/Entrees	17.9

FROZEN PIZZA-FOR-ONE (ex FRENCH BRD)	100.0
PINNACLE FOODS GROUP LLC PFO FC ex FB	7.9	4
GENERAL MILLS PFO FC ex FB	37.6
NESTLE USA INC. PFO FC ex FB	16.5
SCHWAN FOOD CO PFO FC ex FB	16.3
PRIVATE LABEL PFO FC ex FB	9.2
All Other Fz Pizza	12.5

SOURCE: IRI InfoScan Total US Food, 52-weeks ending Dec 30, 2012, IRI Custom Pinnacle Databases

C. Frozen Vegetables

TOTAL U.S.—MULTI-OUTLET	Report 01
	Full Year 2012 Dollar Sales	Dollar Share
CATEGORY—FROZEN VEGETABLES	$3,241,316,352	100.0
TOTAL BIRDS EYE FZ VEG	$837,719,232	25.8
TOTAL GREEN GIANT FZ VEG	$608,759,936	18.8
TOTAL PICSWEET FZ VEG	$278,785,792	8.6
TOTAL HANOVER FZ VEG	$48,345,676	1.5
TOTAL ALLENS FZ VEG	$7,612,374	0.2
TOTAL PRIVATE LABEL FZ VEG	$1,143,379,584	35.3

D. Pickles

TOTAL U.S.—MULTI-OUTLET	Report 01
	Full Year 2012 Dollar Sales	Dollar Share of SS Pickles
TTL SS PICKLES	$764,790,336	100.0
Pinnacle SS Pickles	$263,913,200	34.5
Mt Olive SS Pickles	$185,885,968	24.3
PRIVATE LABEL SS PICKLES	$194,057,520	25.4

E. Complete Bagged Meals

TOTAL U.S.—MULTI-OUTLET	Report 01
	Full Year 2012 Dollar Sales	Dollar Share of Segment
BAG MS	$943,775,040	100.0
PINNACLE MS BAG	$225,457,760	23.9
CON AGRA MS BAG	$10,191	0.0
UNILEVER BESTFOODS NORTH AMERICA MS BAG	$384,454,112	40.7
NESTLE MS BAG	$128,981,456	13.7
GENERAL MILLS MS BAG	$53,047,672	5.6
PRIVATE LABEL MS BAG	$29,606,960	3.1

ConAgra bought Unilever’s Bertolli + PF Chang’s

F. Baking

TOTAL U.S.—MULTI-OUTLET	Report 01
	Full Year 2012 Dollar Sales	Sums	Share
CAKE MIX	$572,537,344
BROWNIE MIX	$343,199,904
TOTAL FROSTING	$481,051,232	$1,396,788,480	100.0
PINNACLE FOODS GROUP CAKE MIX	$183,855,328
PINNACLE FOODS GROUP BROWNIE MIX	$61,649,412
PINNACLE FOODS GROUP TOTAL FROSTING	$93,747,432	$339,252,172	24.3
GENERAL MILLS CAKE MIX	$214,839,552
GENERAL MILLS BROWNIE MIX	$159,900,560
GENERAL MILLS TOTAL FROSTING	$146,047,520	$520,787,632	37.3
J M SMUCKER CO CAKE MIX	$133,574,232
J M SMUCKER CO BROWNIE MIX	$54,066,692
J M SMUCKER CO TOTAL FROSTING	$139,995,552	$327,636,476	23.5
PRIVATE LABEL CAKE MIX	$17,101,494
PRIVATE LABEL BROWNIE MIX	$10,405,713
PRIVATE LABEL TOTAL FROSTING	$20,441,172	$47,948,379	3.4

G. Frozen Prepared Seafood

TOTAL U.S.—MULTI-OUTLET	Report 01
	Full Year 2012 Dollar Sales	Dollar Share
CATEGORY—FROZEN PREPARED SEAFOOD	$1,008,516,352	100.0
TOTAL PINNACLE SEAFOOD	$152,551,136	15.1
GORTONS	$362,496,320	35.9
SEAPAK	$136,005,216	13.5
PRIVATE LABEL	$109,480,848	10.9

	Report 01
	Full Year 2012 Dollar Sales	Dollar Share
CATEGORY—FROZEN PREPARED SEAFOOD	$1,008,516,352	100.0
GORTONS	$362,496,320	35.9
VAN DE KAMPS	$89,250,800	8.8
SEAPAK	$136,005,216	13.5
PRIVATE LABEL	$109,480,848	10.9
MRS PAULS	$63,300,332	6.3
FISHERBOY	$29,412,860	2.9
SEA BEST	$12,895,578	1.3
MARGARITAVILLE	$10,930,235	1.1
AQUA STAR	$9,066,427	0.9
PHILLIPS	$7,245,778	0.7
TRIDENT PUBHOUSE	$4,999,682	0.5
GREAT AMERICAN	$4,279,199	0.4
BANTRY BAY	$4,652,853	0.5
OCEAN CAFE	$3,803,374	0.4
MOREYS FISH CREATIONS	$6,095,855	0.6

MATLAW	$2,228,335	0.2
SEA CUISINE	$4,858,399	0.5
CAPE GOURMET	$1,963,747	0.2
IANS	$1,687,990	0.2
PIER 33 GOURMET MUSSELS	$1,601,084	0.2
OVEN POPPERS	$2,043,220	0.2
SINGLETON	$1,622,828	0.2
TIGER THAI	$1,499,137	0.1
YANKEE TRADER SEAFOOD	$1,335,926	0.1
HANDY	$2,567,572	0.3
MURRYS	$1,345,345	0.1
STARFISH	$1,234,804	0.1
QUALITY FOODS	$1,213,372	0.1
BEACON LIGHT STEAM SERIES	$1,445,488	0.1
LOUISIANA SELECT	$1,219,560	0.1
GOOSE POINT	$1,344,556	0.1
CEDAR BAY	$1,136,306	0.1
SHAWS	$1,091,870	0.1
DR PRAEGERS	$1,066,661	0.1
SIGNATURE SELECT	$993,285	0.1
ICELANDIC	$16,710,360	1.7
SONOMA SEAFOODS	$1,027,698	0.1
TRIDENT	$1,280,126	0.1
GOURMET BAY	$935,199	0.1
VIKING	$887,435	0.1
SOUTHERN BELLE	$9,490,429	0.9
PAIR OF DICE	$752,416	0.1
TRIDENT NATURALS	$812,107	0.1
CRAB HOUSE	$788,298	0.1
CONTESSA	$686,340	0.1
CAPTAINS PACK	$641,906	0.1
SIGNATURE PICK 5	$559,519	0.1
NOBRAND	$5,432,525	0.5
SEA WATCH	$626,851	0.1
FISHIN	$2,033,663	0.2
JOES CRAB SHACK	$628,319	0.1
GREAT FISH	$530,463	0.1
OCEAN ECLIPSE	$586,954	0.1
OCEAN BEAUTY SEA CHOICE	$457,026	0.0
BLUEWAVE	$474,484	0.0
COPPER RIVER SEAFOOD	$1,175,555	0.1
BEACON LIGHT	$482,436	0.0
BERNARDS	$1,301,894	0.1
LA MONICA	$398,725	0.0
TAMPA MAID	$466,825	0.0
WHOLEY	$367,645	0.0
GUIDRYS	$405,481	0.0
SCHOONER	$366,979	0.0
TASTE O SEA	$373,961	0.0
CAPTAIN JAC	$400,457	0.0
MOREYS	$5,350,206	0.5

THANK GOODNESS	$342,310	0.0
CHESAPEAKE BAY	$447,640	0.0
BAYOU SELECT	$346,590	0.0
INLAND MARKET	$1,856,682	0.2
A&B	$289,181	0.0
KITCHENS SEAFOOD	$272,716	0.0
EARTHS BEST KIDZ	$461,580	0.0
CHICKEN OF THE SEA	$724,545	0.1
FISH TALES	$236,918	0.0
DOCKSIDE CLASSICS	$299,104	0.0
MISS SALLYS	$215,369	0.0
POSEIDONS CHOICE	$255,935	0.0
PACIFIC SURF	$128,638	0.0
DOCKSIDE DISHES	$1,582,050	0.2
TREASURES FROM THE SEA	$10,640,472	1.1
SALMOLUX	$195,694	0.0
EL DORADO	$190,919	0.0
WICKS	$213,402	0.0
SEAMAZZ	$192,653	0.0
CAROLINA	$190,347	0.0
COPPER RIVER SEAFOOD	$661,772	0.1
SUPREME CHOICE	$171,759	0.0
FISHERMANS PRIDE	$162,574	0.0
MARINA DEL REY	$515,730	0.1
BETTER THAN FRESH	$159,719	0.0
SOUTHERN PRIDE	$196,621	0.0
FRANKS RED HOT	$629,782	0.1
PERFECT CRAB	$278,301	0.0
NATURAL SEA	$136,181	0.0
OCEAN MARKET	$156,826	0.0
CRYSTAL BAY	$124,194	0.0
THE TOWN DOCK	$126,282	0.0
JIMMEX OCEAN CUISINE	$101,918	0.0
BOCA SEA	$107,754	0.0
ROYAL ASIA	$112,165	0.0
HARINGS PRIDE	$91,671	0.0
TONY CHACHERES	$93,196	0.0
HARMONS	$94,862	0.0
SNOMIST FAMILY VALUE	$95,540	0.0
OLD BAY	$54,837	0.0
CHEF BIG SHAKE	$83,128	0.0
NEPTUNE	$92,728	0.0
SCOMAS	$89,182	0.0
NANCYS	$768,174	0.1
BLUE HORIZON WILD	$87,103	0.0
HENRY AND LISAS	$79,974	0.0
SIMMONS	$67,495	0.0
PAULA DEEN	$220,913	0.0
KOSHERIFIC	$79,040	0.0
MARGUS	$77,487	0.0
QUEEN OF THE OCEAN	$74,842	0.0

FISH MARKET	$70,233	0.0
AQUA NOVA	$70,795	0.0
KANIMI	$69,209	0.0
ORCA BAY	$50,321	0.0
PANAMEI SEAFOOD	$60,856	0.0
HARVEST OF THE SEA	$57,553	0.0
BLUE HORIZON ORGANIC	$60,231	0.0
JEREMIAHS	$54,775	0.0
NORTHERN CHEF	$56,915	0.0
MYERS	$55,959	0.0
ORCA BAY STEAMWELL	$53,346	0.0
SARANGANI BAY	$51,263	0.0
SIERRA MADRE	$24,424	0.0
NEPTUNES	$41,851	0.0
SHRIMP MATES	$38,762	0.0
ESCAL	$43,318	0.0
SHINDLERS	$41,824	0.0
MRS FRIDAYS	$36,478	0.0
CAPE COD	$37,478	0.0
DAVIOS	$545,443	0.1
AMERICAS CATCH	$34,512	0.0
MERIDIAN	$35,706	0.0
CAPTAIN MORGAN	$37,681	0.0
ELLIOTTS	$37,918	0.0
A&B FAMOUS	$32,895	0.0
SEAFOOD AMERICA	$32,078	0.0
NETUNO	$31,182	0.0
MEREKS	$25,148	0.0
CHEFS CATCH	$36,013	0.0
VITA PERFECT CATCH	$32,125	0.0
RUBICON	$767,408	0.1
BIG EASY FOODS	$22,186	0.0
SEA FRESH	$29,287	0.0
CARRINGTON	$25,108	0.0
DELICASEA	$33,738	0.0
EMERILS	$70,144	0.0
THE CRAB CAKE LADY	$28,097	0.0
SHAWS PREMIUM SEAFOOD	$2,851,585	0.3
DAGIM	$24,156	0.0
COUNTRY BOY GATOR	$22,648	0.0
BEACON LIGHT OVEN SERIES	$17,578	0.0
CENSEA	$16,276	0.0
40 FATHOMS	$18,983	0.0
PICK 5	$21,678	0.0
ICY BAY	$18,165	0.0
OMSTEAD	$19,392	0.0
ANGELINA	$15,557	0.0
PHILLIPS STEAMER CREATIONS	$25,509	0.0
HARVEST SELECT	$13,516	0.0
BLACK TIE	$13,612	0.0
OCEAN GALLEY	$14,539	0.0

FJORD SUPERIOR	$12,135	0.0
ALASKA SMOKEHOUSE	$10,765	0.0
NO NAME STEAKS	$19,021	0.0
ZUMMOS	$20,480	0.0
ROSAN	$9,567	0.0
KYLERS CATCH	$17,164	0.0
BOSTON PRIDE	$11,320	0.0
LAKE BEST	$17,953	0.0
ZIGMAS	$9,533	0.0
CHINCOTEAGUE	$7,071	0.0
FORTUNA PESCADERIA	$7,748	0.0
CAPTAIN MARDENS SEAFOODS	$6,739	0.0
LEONYS	$4,428	0.0
FIESTA DEL MAR	$6,463	0.0
SEA STAR	$3,163	0.0
CHEFROYS	$12,331	0.0
SAIL	$8,745	0.0
HEARTLAND CATFISH	$5,953	0.0
COSTARELLA	$5,498	0.0
PORTLOCK	$8,546	0.0
FISHERFARMS	$10,294	0.0
ERROLS	$4,149	0.0
CARIBBEAN PRIDE	$5,167	0.0
MIDSHIP	$8,719	0.0
FISHERY PRODS	$4,117	0.0
WILD GRILL	$3,493	0.0
TESORO	$3,062	0.0
TIGER BAY	$3,795	0.0
GOLD SEAL	$3,383	0.0
SIMPLY SEAFOOD	$4,475	0.0
HONG ZE LAKE	$2,453	0.0
SURFSIDE SEAFOOD	$2,525	0.0
OUR INCREDIBLE	$1,922	0.0
SENSATIONAL SEAFOOD	$3,327	0.0
SUPERSTAR	$1,302	0.0
SOUTH FRESH FARMS	$876	0.0
PALS	$1,890	0.0
CRABBERS CHOICE	$1,399	0.0
LIVING RIGHT	$791	0.0
STARFISH JUST GRILLED	$1,210	0.0
NEW ENGLAND SEAFOOD	$603	0.0
NAUTILUS	$6,354	0.0
MASSACHUSETTS BAY CLAM COMPANY	$472	0.0
HAWAIIAN	$375	0.0
LEGAL SEA FOOD	$966	0.0
CRYSTAL TIDE	$268	0.0
COLES	$342	0.0
OCEANS CUISINE	$243	0.0
OCEAN SIGNATURE	$238	0.0
NO NAME	$264	0.0
GOOD HARBOR FILLET	$248	0.0

DALES LOWCOUNTRY CUISINE	$225	0.0
STAR	$105	0.0
HENRYS	$143	0.0
ANOVA	$55	0.0
COUNTRY SELECT	$582	0.0
TRUFRESH	$105	0.0
CUISINE SOLUTIONS	$34	0.0
CAPTAIN LONGBOAT	$71	0.0
SOJO	$99	0.0
PESCANOVA	$16	0.0
ACME	$116	0.0
SANTOS	$8	0.0
ALDER	$5	0.0
ACADIAN GOURMET	$0	0.0
ALL FOODS	$0	0.0
AQUA TREASURE SELECT	$0	0.0
ASIAN CLASSIC	$0	0.0
ASIAN RHYTHMS	$0	0.0
ASIAN STAR	$0	0.0
ASIAN TEMPTATIONS	$0	0.0
ATLAS BAY	$0	0.0
BAKE N BROIL	$0	0.0
BALTIMORE CRAB COMPANY	$0	0.0
BEAVER STREET	$0	0.0
BLUEWATER SEAFOOD	$0	0.0
BOOTH	$0	0.0
BOS N	$0	0.0
BOUDREAUX	$0	0.0
BRIGHT WATER SEAFOODS	$0	0.0
BUBBA GUMP	$9,744	0.0
BUNCH O CRUNCH	$0	0.0
C WIRTHY & COMPANY	$12,078,218	1.2
CAPE COD CUISINE	$0	0.0
CERTIFIED WILD	$0	0.0
CHEFS DELIGHT	$0	0.0
SEAFOOD PERFECTIONS	$0	0.0
COLESON	$325,967	0.0
COLESONS CATCH	$0	0.0
CP	$0	0.0
DELICIOR	$0	0.0
DELTA PRIDE	$977,651	0.1
DISNEY	$0	0.0
DOCKSIDE DELIGHTS	$0	0.0
DOMINICS	$0	0.0
ECO FISH	$0	0.0
ECREVISSE ACADIENNE	$0	0.0
EL CHILE MAYOR	$0	0.0
FARM CHOICE	$0	0.0
FISH HOUSE FOODS	$8,215	0.0
FISHER BOY DAILY CATCH	$0	0.0
FISHER BOY FUN BUCKET	$0	0.0

FISHERMANS CATCH	$809,287	0.1
FISHERMANS CHOICE	$0	0.0
FOOD FROM THE SEA	$0	0.0
FRESHWATER FARMS	$0	0.0
GEISHA	$0	0.0
GLOBAL HARVEST	$0	0.0
GOOD DAY	$0	0.0
GRACES KITCHEN	$0	0.0
GRAND GOURMET	$0	0.0
GULF CLASSIC	$0	0.0
HAMPTONS FRESH	$0	0.0
HARBOR SEAFOOD	$0	0.0
HEARTLAND	$0	0.0
HIGH TIDE	$0	0.0
HIGHLINER	$6,750,686	0.7
HIGHLINER CAPTAINS CLASSICS	$0	0.0
HIGHLINER CAPTAINS CUT	$0	0.0
HOWARD JOHNSONS	$0	0.0
ICE BRAND	$0	0.0
ICELAND SEAFOOD	$0	0.0
IVARS	$60	0.0
JADELION	$0	0.0
JIM BEAM	$6,230,369	0.6
KAPTAIN KETCH	$0	0.0
KINERET	$0	0.0
LA AGUADILLANA	$0	0.0
LAB TEC	$0	0.0
LOUIS KEMP	$0	0.0
LOUISIANA BEST	$0	0.0
LUCKY SEAS	$0	0.0
M AND J SEAFOOD	$0	0.0
MABELLE DELANCEY SHRABCAKES	$0	0.0
MACKNIGHT	$187	0.0
MAMA BELLES	$2,976,699	0.3
MAMA SHAWS	$0	0.0
MARESIA	$0	0.0
MARKET BAY	$0	0.0
MARKET DAY	$0	0.0
MARYLAND	$0	0.0
MICHAEL ANGELOS	$0	0.0
MIRSA	$0	0.0
MRS PETERS	$0	0.0
NANTUCKET SUPREME	$0	0.0
NORTHERN KING	$0	0.0
OAK ISLAND	$0	0.0
OCEAN CHOICE	$0	0.0
OCEAN PEARL	$0	0.0
OCEAN TO OCEAN	$0	0.0
OCEANFRESH SEAFOODS	$0	0.0
OCEANS ORIGINAL	$48	0.0
OSSIES	$0	0.0

PACIFIC GOURMET	$0	0.0
PRIDE OF ALASKA	$0	0.0
PRIDE OF THE POND	$0	0.0
PURE CATCH	$3,417,133	0.3
RUSHING WATERS	$0	0.0
SCOTTISH DAWN	$0	0.0
SEA COVE	$0	0.0
SEA CRISP	$0	0.0
SEA HARVEST	$0	0.0
SEALORD	$0	0.0
SHIRAKIKU	$0	0.0
SIGMA SUPREME	$0	0.0
SPECIALTY MEATS	$0	0.0
STAR FISHERIES	$63	0.0
STARBOARD	$0	0.0
STARFISH CLASSIC RECIPE	$0	0.0
TAMPA BAY	$0	0.0
TASTEE	$0	0.0
TASTY DELITE	$0	0.0
UNIVERSAL FISH OF BOSTON	$0	0.0
WES BAY	$28	0.0
WORLD CATCH	$0	0.0
XTREMERS	$0	0.0

H. Syrup

TOTAL U.S.—MULTI-OUTLET	Report 01
	Full Year 2012
	Dollar Sales	Dollar Share
CATEGORY—BREAKFAST SYRUP	$697,199,104	100.0
PINNACLE FOODS P/W SYRUP	$141,129,376	20.2
QUAKER OATS P/W SYRUP	$137,462,784	19.7
J M SMUCKER CO P/W SYRUP	$45,756,932	6.6
TOTAL PRIVATE LABEL SYRUP	$215,739,520	30.9

I. Bagels

TOTAL U.S.—MULTI-OUTLET	Report 01
	Full Year 2012
	Dollar Sales	Sums	Share
FROZEN	$32,272,496
REFRIGERATED	$121,949,040	$154,221,536	100.0
PINNACLE FOODS FROZEN	$14,571,424
PINNACLE FOODS REFRIGERATED	$77,712,864	$92,284,288	59.8
RAY’S NEW YORK BAGELS FROZEN	$3,362,394	$3,362,394	2.2
CRYSTAL FARMS REFRIGERATED	$23,651,128	$23,651,128	15.3
PRIVATE LABEL FROZEN	$10,708,121
PRIVATE LABEL REFRIGERATED	$12,901,441	$23,609,562	15.3

J. Pie

TOTAL U.S.—MULTI-OUTLET	Report 01
	Full Year 2012 Dollar Sales	Dollar Share of Segment
FRUIT	$173,283,616	100.0
PINNACLE FOODS GROUP FRUIT	$68,888,728	39.8
KNOUSE FOODS INC FRUIT	$28,338,656	16.4
PRIVATE LABEL FRUIT	$56,059,764	32.4

K. Canned Meat

TOTAL U.S.—MULTI-OUTLET	Report 01
	Full Year 2012
	Dollar Sales	shares
TTL CANNED MEAT CORE SEGMENTS	$1,018,180,992	100.0
TTL PINNACLE CM CORE SEGMENTS	$214,776,336	21.1
TTL HORMEL CM CORE SEGMENTS	$443,383,936	43.5
TTL CONAGRA CM CORE SEGMENTS	$181,501,952	17.8
TTL PL CM CORE SEGMENTS	$64,900,484	6.4

L. Breakfast

TOTAL U.S.—MULTI-OUTLET	Report 01
	Full Year 2012
	Dollar Sales	Grain Share
TOTAL BREAKFAST GRAIN	$1,212,646,912	100.0
TOTAL AJ GRAIN	$72,526,552	6.0
TOTAL KELLOGGS GRAIN	$751,286,080	62.0
TOTAL VANS GRAIN	$33,058,702	2.7
TOTAL PRIVATE LABEL GRAIN	$231,914,800	19.1
TOTAL DE WAFFLEBAKERS GRAIN	$50,531,964	4.2

M. Single Serve Frozen Dinners Entrées (Full Calorie)

TOTAL U.S. MULTI-OUTLET	Report 01
	Full Year 2012 Dollar Sales	Dollar Share of Segment
FULL CALORIE SS	$2,580,479,232	100.0
CON AGRA SS FULL CAL	$897,118,016	34.8
NESTLE SS FULL CAL	$604,313,856	23.4
PINNACLE SS FULL CAL	$209,220,112	8.1
LUIGINOS SS FULL CAL	$206,769,648	8.0
AMYS KITCHEN INC SS FULL CAL	$133,142,960	5.2
OVERHILL FARMS INC SS FULL CAL	$94,630,224	3.7
PRIVATE LABEL SS FULL CAL	$68,815,208	2.7
KELLOGG CO SS FULL CAL	$49,307,572	1.9
VIP SALES CO SS FULL CAL	$76,127,544	3.0
ZATARAINS SS FULL CAL	$37,326,268	1.4
HJ HEINZ SS FULL CAL	$33,679,588	1.3
MICHAEL ANGELO’S GMT FDS SS FULL CAL	$18,898,552	0.7
INNOVASIAN CUISINE ENTERPRISE SS FULL CAL	$32,124,784	1.2
CEDARLANE NATURAL FOODS INC SS FULL CAL	$7,730,174	0.3
SCHWAN FOOD CO SS FULL CAL	$7,256,351	0.3
DON MIGUEL MEXICAN FOODS SS FULL CAL	$12,759,785	0.5
SKYLINE CHILI INC SS FULL CAL	$7,515,717	0.3
ROSINA FOOD PRODS INC SS FULL CAL	$4,447,194	0.2
ETHNIC GOURMET FOODS SS FULL CAL	$4,326,423	0.2
PHILS FRESH FOODS INC SS FULL CAL	$3,208,473	0.1
NIGHT HAWK FROZEN FOOD DIV SS FULL CAL	$5,858,760	0.2
GOLD STAR CHILI CO SS FULL CAL	$3,434,825	0.1
TYSON FOODS INC SS FULL CAL	$3,942,710	0.2
LIGHTLIFE FOODS INC SS FULL CAL	$2,525,174	0.1
FOOD COLLECTIVE SS FULL CAL	$2,386,012	0.1
DEEP FOODS INC SS FULL CAL	$2,317,018	0.1
JOHN SOULES FOODS SS FULL CAL	$1,986,767	0.1
EL ENCANTO INC SS FULL CAL	$2,269,175	0.1
RICHARDS CAJUN FOOD CORP SS FULL CAL	$4,492,215	0.2
THE HAIN CELESTIAL GROUP INC SS FULL CAL	$1,541,415	0.1
SICILIAN CHEF INC SS FULL CAL	$1,306,945	0.1
AMERICAN HALAL COMPANY INC SS FULL CAL	$1,160,346	0.0
KAHIKI FOODS SS FULL CAL	$1,200,878	0.0
SHAWS SOUTHERN BELLE FROZEN FOOD SS FULL CAL	$1,727,791	0.1
KIDFRESH SS FULL CAL	$873,773	0.0
GENOVA DELICATESSEN SS FULL CAL	$864,092	0.0
BOB EVANS FARMS INC SS FULL CAL	$835,430	0.0
ALLE PROCESSING SS FULL CAL	$786,147	0.0

CORKY’S RESTAURANT & CATERERS SS FULL CAL	$2,600,591	0.1
RAMONA’S MEXC FOOD PRODS SS FULL CAL	$777,657	0.0
BLAKES TURKEY FARM SS FULL CAL	$786,197	0.0
GREEN GIANT SS FULL CAL	$2,161,648	0.1
MAMA ROSIE’S CO INC SS FULL CAL	$659,901	0.0
GOYA FOODS INC SS FULL CAL	$754,875	0.0
PASTY OVENS INC SS FULL CAL	$761,455	0.0
CUSTARD STAND FOOD PRODUCTS SS FULL CAL	$1,063,160	0.0
BIG EASY FOODS SS FULL CAL	$838,602	0.0
GLUTINO IMPORTATIONS DEROMA INC SS FULL CAL	$497,629	0.0
PATTERSON SOUP WORKS INC. SS FULL CAL	$448,733	0.0
SAVOIE’S SSG & FOOD PRODS SS FULL CAL	$1,049,685	0.0
MYERS FOODS SS FULL CAL	$392,704	0.0
STARBOARD SALES INC SS FULL CAL	$334,557	0.0
TONY CHACHERES SS FULL CAL	$542,023	0.0
DB ENTERPRISES FOR FOOD CONCEPTS SS FULL CAL	$278,088	0.0
CONTE’S PASTA CO. SS FULL CAL	$284,156	0.0
MANNING CLAMPITT MEAT CO SS FULL CAL	$360,174	0.0
TASTEE CHOICE SS FULL CAL	$287,006	0.0
ATKINS NUTRITIONALS INC SS FULL CAL	$190,144	0.0
RICH PRODUCTS CORPORATION SS FULL CAL	$171,173	0.0
DOMINEX INC. SS FULL CAL	$253,246	0.0
WINDSOR FROZEN FOODS INC SS FULL CAL	$362,208	0.0
JOHNSON FOOD PRODS INC SS FULL CAL	$242,692	0.0
MOO MOOS VEGETARIAN CUISINE SS FULL CAL	$238,526	0.0
WESTIN FOODS SS FULL CAL	$206,839	0.0
AJINOMOTO USA INC SS FULL CAL	$297,454	0.0
MAMA MAES LLC SS FULL CAL	$173,077	0.0
CHILI JOHNS SS FULL CAL	$187,154	0.0
BLUE HORIZON ORGANIC SEAFOOD CO SS FULL CAL	$177,544	0.0
CAPTAIN KENS FOODS INC SS FULL CAL	$180,961	0.0
NEW MEXICO DISTR SS FULL CAL	$159,728	0.0
FANESTIL PACKING CO INC SS FULL CAL	$183,052	0.0
LIBERTY RICHTER INC SS FULL CAL	$142,280	0.0
HANOVER FOODS CORP SS FULL CAL	$107,867	0.0
IANS NATURAL FOODS SS FULL CAL	$125,520	0.0
LANDOLFI FOOD PRODS SS FULL CAL	$127,867	0.0
SARA LEE CORPORATION SS FULL CAL	$798,832	0.0
BOMBAY KITCHEN FOODS INC SS FULL CAL	$104,788	0.0
JAGPREET ENTERPRISES SS FULL CAL	$108,858	0.0
LILLIANS HEALTHY GOURMET SS FULL CAL	$148,884	0.0
EXCELLINE FOODS INC SS FULL CAL	$93,369	0.0
P & S RAVIOLI SS FULL CAL	$105,892	0.0
AQUA STAR INC. SS FULL CAL	$115,048	0.0
PHILLIPS FOODS INC SS FULL CAL	$123,767	0.0
STAR RAVIOLI MFG CO INC SS FULL CAL	$98,892	0.0
MOM MADE FOOD LLC SS FULL CAL	$113,875	0.0

QUORN FOODS INC SS FULL CAL	$101,061	0.0
WALTER P RAWL AND SONS INC SS FULL CAL	$87,559	0.0
RESERS FINE FOODS INC SS FULL CAL	$93,338	0.0
QUELLE QUICHE LTD SS FULL CAL	$82,782	0.0
OTIS MCALLISTER INC SS FULL CAL	$82,305	0.0
SLADE GORTON & CO INC SS FULL CAL	$73,540	0.0
OVEN POPPERS INC SS FULL CAL	$83,617	0.0
LOUISIANA PURCHASE SS FULL CAL	$61,010	0.0
EAT GOOD DO GOOD LLC SS FULL CAL	$62,293	0.0
MENZA FOODS LLC SS FULL CAL	$74,644	0.0
DI MARES SPECIALTY FOODS SS FULL CAL	$80,165	0.0
RISING MOON ORGANICS SS FULL CAL	$74,285	0.0
CODINOS ITLN FOODS SS FULL CAL	$69,254	0.0
ROBERT WHOLEY & CO INC SS FULL CAL	$60,730	0.0
GRECIAN DELIGHT INC SS FULL CAL	$67,412	0.0
CREPINI LLC SS FULL CAL	$49,870	0.0
STEFANO FOODS INC. SS FULL CAL	$59,889	0.0
NEW ORLEANS FISH HOUSE LLC SS FULL CAL	$81,546	0.0
HOMEMADE BRANDS FOODS INC SS FULL CAL	$62,995	0.0
ROBINSON SAUSAGE CO SS FULL CAL	$53,722	0.0
DONGWON INDUSTRIES SS FULL CAL	$437,685	0.0
LAROSA’S INC. SS FULL CAL	$36,627	0.0
TACO WORKS INC SS FULL CAL	$45,455	0.0
ALBUQUERQUE TRTL CO SS FULL CAL	$176,276	0.0
PFC FOODS OF OREGON SS FULL CAL	$54,215	0.0
LUCCA PACKING CO SS FULL CAL	$44,130	0.0
TUR PAK FOODS INC SS FULL CAL	$52,182	0.0
LUCY’S FOODS SS FULL CAL	$44,914	0.0
NORWICH PCKG CO INC SS FULL CAL	$42,839	0.0
RUIZ FOOD PRODS INC SS FULL CAL	$78,327	0.0
DANIELSON FOOD PRODS INC SS FULL CAL	$47,860	0.0
MEALS TO LIVE LLC SS FULL CAL	$51,342	0.0
CUISINE SOLUTIONS INC SS FULL CAL	$44,148	0.0
LYFE KITCHEN SS FULL CAL	$28,320	0.0
SOOFER CO INC SS FULL CAL	$33,426	0.0
BANGKOK 96 FOODS SS FULL CAL	$33,247	0.0
JOHN ZIDIAN COMPANY SS FULL CAL	$42,820	0.0
FRENCH MEADOW BAKERY SS FULL CAL	$45,011	0.0
CAPTAIN MARDENS SEAFOODS SS FULL CAL	$38,130	0.0
NORTHERN SOY INC SS FULL CAL	$34,355	0.0
HP INC SS FULL CAL	$37,755	0.0
KITCHEN NETWORK BOTTLING CO. SS FULL CAL	$31,947	0.0
EL POLLO LOCO INC SS FULL CAL	$120,396	0.0
TEXAS TAMALE CO SS FULL CAL	$30,733	0.0
SIMPLY SHARIS SS FULL CAL	$32,059	0.0
WHITE TOQUE INC SS FULL CAL	$28,564	0.0
TREASURE VALLEY SALES AND MARKET SS FULL CAL	$34,591	0.0

CATALINA FINER FOOD CORP SS FULL CAL	$32,867	0.0
KOL-TUV FOODS INC. SS FULL CAL	$30,025	0.0
VENUS FOODS INC SS FULL CAL	$26,899	0.0
MATADOR PROCS INC SS FULL CAL	$26,939	0.0
STONEGATE FOODS SS FULL CAL	$43,224	0.0
VERSA MARKETING INC SS FULL CAL	$36,114	0.0
SIMPLY ASIA FOODS INC SS FULL CAL	$227,390	0.0
YUMMYS USA LLC SS FULL CAL	$23,041	0.0
HOUSE FOODS AMERICA CORPORATION SS FULL CAL	$24,386	0.0
LASCAS INC SS FULL CAL	$22,904	0.0
GOOD TASTES KITCHEN LLC SS FULL CAL	$18,335	0.0
CASA DI PASTA INC. SS FULL CAL	$22,799	0.0
THE AUTHENTIC NEW MEXICAN SS FULL CAL	$190,156	0.0
SCARDIGNO’S PRIME MEATS & GROCER SS FULL CAL	$21,220	0.0
KO-FRO FOOD INC. SS FULL CAL	$21,640	0.0
TUV-TAAM CORP. SS FULL CAL	$20,862	0.0
EMPRESS FOOD PRODUCTS INC SS FULL CAL	$18,897	0.0
MILMAR FOOD GROUP SS FULL CAL	$19,998	0.0
OMG ITS GLUTEN FREE SS FULL CAL	$18,020	0.0
YOUNG GUNS CORPORATION SS FULL CAL	$6,551	0.0
SABATINO TARTUFI S.R.L. SS FULL CAL	$11,491	0.0
DELIMEX SS FULL CAL	$83,320	0.0
MACRO-ORGANIC INC. SS FULL CAL	$16,945	0.0
BEECHERS SS FULL CAL	$8,531	0.0
ROYAL FROZEN FOOD SS FULL CAL	$13,636	0.0
ANGELINA FOODS INC SS FULL CAL	$14,564	0.0
SBETTER FARMS SS FULL CAL	$12,394	0.0
PINELAND FARMS INC SS FULL CAL	$13,895	0.0
HUXTABLE’S KITCHEN SS FULL CAL	$15,089	0.0
MURRY’S INC SS FULL CAL	$8,412	0.0
MILLIES CHILI SS FULL CAL	$13,958	0.0
CONSTANTINO VENDA SS FULL CAL	$12,519	0.0
MARIA AND SON ITLN PROD INC SS FULL CAL	$14,343	0.0
BOBBY SALAZAR’S FOOD PRODUCT IN SS FULL CAL	$19,934	0.0
WILDFIRE INC SS FULL CAL	$10,225	0.0
ELENAS FOOD SPCL INC SS FULL CAL	$16,460	0.0
GRACEFOODS SS FULL CAL	$13,372	0.0
RICO BRAND SS FULL CAL	$10,059	0.0
SENOR PINOS SS FULL CAL	$9,485	0.0
FUJI FOOD CO SS FULL CAL	$12,907	0.0
MAMMA LINA’S RAVIOLI CO SS FULL CAL	$9,593	0.0
SIERRA COLD STORAGE LLC SS FULL CAL	$54,472	0.0
JERUSALEM FOODS SS FULL CAL	$8,036	0.0
RAJA FOODS LLC SS FULL CAL	$8,988	0.0
LA BOUCHERIE INC. SS FULL CAL	$10,069	0.0
DABRUZZIS ITALIAN FOODS INC SS FULL CAL	$6,718	0.0
UNGAR’S FOODS INC SS FULL CAL	$5,698	0.0

WINDSOR FOODS INC SS FULL CAL	$2	0.0
GINOS FOOD PRODUCTS INC SS FULL CAL	$4,761	0.0
FAIRFIELD FARM KITCHENS INC. SS FULL CAL	$5,030	0.0
RPS PASTA COMPANY SS FULL CAL	$4,127	0.0
WEI-CHUAN U S A INC SS FULL CAL	$3,555	0.0
ARMOUR ECKRICH MEATS LLC SS FULL CAL	$263,513	0.0
THE COMFORT GOURMET SS FULL CAL	$4,182	0.0
FINISHING SAUCES LLC SS FULL CAL	$2,485	0.0
DICAPO FOODS LLC SS FULL CAL	$2,970	0.0
TRUDEAU DISTRIBUTING COMPANY SS FULL CAL	$3,021	0.0
FARMERS SEAFOOD CO INC SS FULL CAL	$3,224	0.0
PLENUS GROUP INC SS FULL CAL	$3,201	0.0
DESI CHEF FOODS INC SS FULL CAL	$2,537	0.0
ALFRESH FOODS SS FULL CAL	$3,563,913	0.1
COLE CONS PRODS SS FULL CAL	$1,996	0.0
WALONG MARKETING INC SS FULL CAL	$1,865	0.0
HOME RUN INN SS FULL CAL	$10,198	0.0
RENAISSANCE FARM INC SS FULL CAL	$1,980	0.0
SFGL FOODS INC SS FULL CAL	$74,186	0.0
S AND P SYNDICATE PUBLIC COMPANY SS FULL CAL	$1,428	0.0
MISTER CHOPSTICK EXPRESS LLC SS FULL CAL	$1,937	0.0
KOSHER GOURMET CORP SS FULL CAL	$1,498	0.0
CAMPBELL HEALTH INTERNATIONAL IN SS FULL CAL	$1,374	0.0
POPKOFFS FROZEN FOODS SS FULL CAL	$1,458	0.0
SWEET WATER SEAF CORP INC SS FULL CAL	$1,120	0.0
MR. J. TAMALES & CHILI INC SS FULL CAL	$916	0.0
PUCCI FOODS SS FULL CAL	$750	0.0
MICKEY’S PIES INC. SS FULL CAL	$687	0.0
SPRING GLEN FRESH FOODS INC SS FULL CAL	$2,049	0.0
CONTESSA PREMIUM FOODS SS FULL CAL	$773	0.0
KIDS FAVORITE FOODS INC SS FULL CAL	$1,180	0.0
PUTNEY PASTA CO INC SS FULL CAL	$732	0.0
MAMA RUSSOS SS FULL CAL	$1,615	0.0
JMG NATURAL GOURMET LLC SS FULL CAL	$588	0.0
REAL MEX RESTAURANTS INC SS FULL CAL	$580	0.0
VINCE & SONS CO SS FULL CAL	$448	0.0
BROADWAY FOOD SS FULL CAL	$409	0.0
MAR-LEES SEAFOOD INC. SS FULL CAL	$276	0.0
OCEAN BEAUTY SEAFOODS INC SS FULL CAL	$477	0.0
UNITED FOODS INC SS FULL CAL	$191	0.0
SABRA DIPPING COMPANY LLC SS FULL CAL	$134	0.0
HUDSON SPECIALTY FOODS SS FULL CAL	$0	0.0
MEDITERRANEAN MEALS INC SS FULL CAL	$136	0.0
TRUFRESH LLC SS FULL CAL	$163	0.0
KEDEM FOOD PRODUCTS SS FULL CAL	$109	0.0
BROOKES & GATEHOUSE LTD. SS FULL CAL	$84	0.0
GONZALEZ PRODUCTOS INTERNACIONAL SS FULL CAL	$210	0.0

MARILYN’S FRESH FOODS SS FULL CAL	$116	0.0
ALIYAS FOOD LIMITED SS FULL CAL	$104	0.0
THE FOOD SORCERER LLC SS FULL CAL	$419	0.0
ADVANCE PIERRE FOODS SS FULL CAL	$19,248	0.0
SONOMA SEAFOODS SS FULL CAL	$30	0.0
EMPIRE KOSHER POULTRY INC SS FULL CAL	$31	0.0
C.P.INTERFOOD SS FULL CAL	$33	0.0
NISHIMOTO TRDNG CO LTD SS FULL CAL	$28	0.0
L & J GENERAL INTERNATIONAL SS FULL CAL	$14	0.0
FLORENTYNAS FRESH PASTA FACTORY SS FULL CAL	$149	0.0
NORSTAR SPECIALTY FOODS INC. SS FULL CAL	$10	0.0
GLORY FOODS INC SS FULL CAL	$11	0.0
SMALL PLANET FOODS SS FULL CAL	$5	0.0
MAPLE LEAF FARMS SS FULL CAL	$5	0.0
MASTERFOODS SS FULL CAL	$9	0.0
CHUNGS GOURMET FOODS SS FULL CAL	$1	0.0
GOURMET EXPRESS LLC SS FULL CAL	$0	0.0
A.G. FERRARI FOODS SS FULL CAL	$0	0.0
AMYS FOOD INC SS FULL CAL	$0	0.0
ARLIS EXCLUSIVE CATERING SS FULL CAL	$0	0.0
BANTRY BAY MUSSELS LTD SS FULL CAL	$0	0.0
BELLA NICO INC SS FULL CAL	$0	0.0
BILL SIMEK DIST. INC. SS FULL CAL	$0	0.0
BOJA’S FOODS INC SS FULL CAL	$0	0.0
CALZONE & CO SS FULL CAL	$0	0.0
CINCINNATI RECIPE INC SS FULL CAL	$0	0.0
EXOTIC FOODS INTL INC SS FULL CAL	$0	0.0
FISHIN COMPANY SS FULL CAL	$1,275,759	0.0
FIVE STAR FOODIES INC SS FULL CAL	$0	0.0
G S CHILI COMPANY SS FULL CAL	$0	0.0
HART FOOD PRODUCTS INC SS FULL CAL	$0	0.0
HIGH LINER FOODS SS FULL CAL	$0	0.0
HOME MARKET FOODS INC SS FULL CAL	$0	0.0
HOWARD JOHNSON ENTP SS FULL CAL	$0	0.0
ICELANDIC USA SS FULL CAL	$0	0.0
J.M. SCHNEIDER INC. SS FULL CAL	$0	0.0
JB BRANDS COMPANY LLC SS FULL CAL	$0	0.0
JH TRADEMARK COMPANY LLC SS FULL CAL	$0	0.0
LEAN ON ME BAKING COMPANY SS FULL CAL	$0	0.0
LEGAL SEA FOODS INC SS FULL CAL	$0	0.0
LITTLE FARM FROZEN FOODS SS FULL CAL	$81,004	0.0
LITTLE RIVER DISTRIBUTORS SS FULL CAL	$0	0.0
MARKET BAY FOODS SS FULL CAL	$553,617	0.0
MILTONS BAKING SS FULL CAL	$0	0.0
PANAPESCA USA CORP SS FULL CAL	$0	0.0
PLUM ORGANICS SS FULL CAL	$0	0.0
POMPOUS POT FOODS LLC SS FULL CAL	$0	0.0

QUALITY FOOD BRANDS SS FULL CAL	$0	0.0
QUIRCH FOOD COMPANY SS FULL CAL	$0	0.0
RAW SEAFOODS INC SS FULL CAL	$0	0.0
RIVIANA FOODS INC SS FULL CAL	$279,364	0.0
SEEDS OF CHANGE SS FULL CAL	$0	0.0
SOJO FOODS SS FULL CAL	$34	0.0
SOY POWER CO SS FULL CAL	$0	0.0
STONEWALL KITCHEN LTD SS FULL CAL	$0	0.0
TESOROS TRADING COMPANY SS FULL CAL	$0	0.0
THE PASTA MILL LTD SS FULL CAL	$0	0.0
TRUCO ENTERPRISES SS FULL CAL	$0	0.0
UNITED NATURAL FOODS INC SS FULL CAL	$0	0.0
UNITED TRADING INC SS FULL CAL	$0	0.0
UNO FOODS INC SS FULL CAL	$1,368,035	0.1
WILD OATS MARKETS INC SS FULL CAL	$0	0.0
WOODSTOCK ORGANICS INC. SS FULL CAL	$0	0.0

N. Pizza

TOTAL U.S.—MULTI-OUTLET	Report 01
	Full Year 2012 Dollar Sales	Dollar Share of Segment
PFO FULL CALORIE EX FRENCH BREAD	$993,514,816	100.0%
PINNACLE FOODS GROUP LLC PFO FC ex FB	$78,059,784	7.9%
GENERAL MILLS PFO FC ex FB	$373,082,016	37.6%
NESTLE USA INC. PFO FC ex FB	$163,813,920	16.5%
SCHWAN FOOD CO PFO FC ex FB	$162,402,176	16.3%
PRIVATE LABEL PFO FC ex FB	$91,854,152	9.2%